                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 5 TO FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                 (Name of small business issuer in its charter)

                          Commission File No. 333-48675

    Texas                            42269                         73-1537206
 -----------            --------------------------------         --------------
  (state of               (Primary Standard Industrial            (IRS Employer
incorporation)            Classification Code Number)             I.D. Number)

                      4334 Northwest Expressway, Suite 202
                            Oklahoma City, OK 73116
                                  405-840-1585
     --------------------------------------------------------------------
            (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                       Dave Dischiavo, 7312 Authon Drive,
                   Dallas, TX 75248  telephone:  972-233-6574
                   ------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:

 Thomas J. Kenan, Esq.                                      B. Keith Parker
 Suite 3300                                                 Suite 7
 100 North Broadway                                         414 East Loop 281
 Oklahoma City, OK 73102-8805                               Longview, TX 75605

         Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.


                       CALCULATION OF REGISTRATION FEE

========================================================================================================================
         Title of                                         Proposed                Proposed
        each class                                        maximum                  maximum
      of securities               Amount                  offering                aggregate               Amount of
          to be                    to be                   price                  offering               registration
        registered              registered                per unit                  price                    fee
------------------------------------------------------------------------------------------------------------------------
       Common Stock               500,000                  $0.001                   $500                   $0.15(1)
========================================================================================================================

(1) The 500,000 shares being registered are owned by SuperCorp Inc., the controlling shareholder of the Registrant, and are to be distributed by SuperCorp Inc. to its shareholders as a stock dividend. The registration fee is based upon the book value of the Registrant as of July 15, 1998. Reg. 230.457(a).

                                                                      PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                         500,000 Shares of Common Stock
        (For the account of a distributing shareholder, SuperCorp Inc.)

         Summit Environmental Corporation, Inc. ("the Company") is a recently formed, development-stage shell company without significant assets or any business. It was formed by SuperCorp Inc., an Oklahoma corporation ("SuperCorp"), for the purpose of (i) creating a public market for the Company's securities by distributing to SuperCorp's approximately 650 shareholders ("the Spinoff") 500,000 shares of the Company's Common Stock ("the Spinoff Shares"), (ii) merging with another Texas corporation, Summit Technologies, Inc. ("Summit Technologies") ("the Merger"), which other corporation is a viable company with significant assets and an ongoing business, and (iii), following the Merger, engaging in the business and activities now being conducted by Summit Technologies - marketing products developed by other companies but under license to Summit Technologies. These products include (i) a fire suppressant certified by the EPA as a replacement for Halon 1211, (ii) environmentally safe industrial chemicals and cleaners,
(iii) a non-prescription, natural-substances pill designed to increase energy, alleviate stress, and promote hormonal balances, and (iv) a weight-loss tablet and a topical application that employ chitosan as their main ingredient.

         There is no assurance the Merger will be approved by the shareholders of Summit Technologies. Should it not be approved, the Company would be what the Securities and Exchange Commission calls a "blank check company" without significant assets or a business. Because of this, regulations of the Commission require that the certificates representing the 500,000 Spinoff Shares be placed in escrow and be delivered to the SuperCorp shareholders (1) only in the event the proposed Merger is approved by the Summit Technologies shareholders or (2), should such Merger not be approved, in the event the Company acquires significant assets or a business within 18 months of the date of this Prospectus.

         In addition to the 500,000 Spinoff Shares registered herein and to be distributed pro rata to SuperCorp's shareholders, an additional 125,000 shares of the Company are held by each of two persons. One of those persons is a SuperCorp shareholder and a SuperCorp "insider." The other
                                                        (continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

                             --------------------

========================================================================================================================
                                                                       UNDERWRITING                   PROCEEDS TO
                                          PRICE TO                     DISCOUNTS AND                     OTHER
                                          RECIPIENT                     COMMISSIONS                    PERSONS(1)
------------------------------------------------------------------------------------------------------------------------
  Per Share                               $0.001(2)                         $0                           $0.001
------------------------------------------------------------------------------------------------------------------------
  500,000 Shares                           $500(3)                          $0                          $500(4)
========================================================================================================================

            The date of this Prospectus is __________________, 1998.

(1) The estimated expenses of the transaction described herein are $71,500, all of which are being borne by Summit Technologies, Inc., a Texas corporation with whom the Company proposes to merge. These expenses are federal and state registration fees - $100; filing expenses (EDGAR) - $4,000; stock transfer agent's fee - $4,000; escrow agent's fee - $500; printing and engraving - $10,000; legal fees - $20,000; auditor's fee - $2,000; finder's fee - $18,500; mailing cost
         - $5,400; and Standard & Poor's Corporation Records publication fee - $5,000.

(2) Based upon the book value of Summit Environmental Corporation, Inc. ("the Company") on July 17, 1998.

(3) These 500,000 Shares ("the Spinoff Shares") of Common Stock are owned by SuperCorp Inc. ("SuperCorp"), a shareholder of the Company. Certificates evidencing these Spinoff Shares will be distributed to an escrow agent ("the Spinoff") for delivery to the approximately 650 shareholders of SuperCorp at such time as (i) a proposed merger ("the Merger") between the Company and Summit Technologies shall have been effected, (ii) this Prospectus is supplemented to indicate the date the Merger was effected, and (iii) information concerning the surviving Company shall have been made available to the public and to National Association of Securities Dealers member firms. See "Plan of Distribution."

(4) These funds represent the aggregate book value, at $0.001 a Share, of the Spinoff Shares at the time of the Spinoff (and before the proposed Merger), which Shares shall be received by the shareholders of SuperCorp.

is a "finder." Both may be deemed to be "insiders" of the Company. Each received his 125,000 shares of the Company in connection with the Spinoff and Merger described herein. Further, the SuperCorp "insider" was allowed to purchase 23,750 shares of common stock of Summit Technologies at $0.60 a share, and these shares would be exchanged for 23,750 shares of Common Stock of the Company should the proposed Merger be approved and effected. Following the Merger, should it be approved by Summit Technologies' shareholders, the SuperCorp shareholders receiving the 500,000 Spinoff Shares, the SuperCorp "insider" and the "finder" would own an aggregate of 773,750 shares of Common Stock or 11.8 percent of the outstanding 6,560,840 shares of Common Stock of the Company. Of these 6,560,840 shares, the SuperCorp "insider" would own 2.7 percent, or 176,300 shares - 27,550 shares of which he would have received through the pro rata spinoff distribution, 125,000 shares he would have received for services rendered and 23,750 shares he would have purchased for $0.60 a share . The other SuperCorp shareholders would own 7.2 percent, or 472,450 shares, which they would have received as a dividend through the pro rata spinoff distribution. See "Transactions with Insiders" and "Other Financial Considerations - Material Contacts Among the Companies."

         Prior to the date of this Prospectus the Company was not a "reporting company," as such term is employed in the Securities Exchange Act of 1934, and its Common Stock was neither listed on any exchange nor eligible for quotation on the Nasdaq Stock Market. There presently is no public market for the Common Stock of the Company, and there can be no assurance that such a market will develop or can be sustained should there be a completion of the proposed Merger. Should the proposed Merger be approved and effected, it is expected that the Common Stock of the Company will then be eligible for quotation on the OTC Bulletin Board. Should the proposed Merger not be effected, there will be no public market for the securities of the Company because of the above-described escrow arrangement. See "Summary of Proposed Transaction - Plan of Distribution."

                             ADDITIONAL INFORMATION

         REGISTRATION STATEMENT. The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered by this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits listed in the Registration Statement. The Registration Statement can be examined at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees. The Company is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         REPORTS TO SHAREHOLDERS. The Company will file reports with the Securities and Exchange Commission and intends to furnish shareholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as it may deem appropriate or as required by law.

         STOCK CERTIFICATES. It is expected that certificates for the securities offered hereby will be ready for delivery within one week after the date of this Prospectus (see "The Escrow Arrangement").

         POST-EFFECTIVE AMENDMENT AND PROSPECTUS STICKERS CONCERNING PROPOSED MERGER. Should the proposed merger described herein be approved by the requisite shareholder vote and become effective, the Company will file a post-effective amendment to the Registration Statement described above or a supplement to the Prospectus, as appropriate, and cause stickers to be placed on the front cover page of all copies of the Prospectus, which stickers will describe the results of the vote and the effective date of the merger.

UNTIL _____________________, 1998 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL U.S. DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----

Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii

Summary Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.      No Assurance the Proposed Merger Will be Approved; Blank Check Company Status Possible . . . . . . . . 4
         2.      No Assurance of a Public Market and Likelihood
                 of a Volatile Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.      Penny Stock Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         4.      No Assurance of Success of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         5.      Company's Contingent Liability for Possible Violation of Registration Requirements
                   of Securities Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         6.      Need for Additional Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         7.      Risk of Loss of Licenses to Sell Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         8.      Significant Amount of Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         9.      Reliance on Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        10.      Management Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        11.      Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        12.      Dividends Not Likely . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SuperCorp - The Distributing Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         SuperCorp May be Deemed to be an Underwriter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 SuperCorp's Exposure as a Control Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Terms of the Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Reasons for the Merger and Spinoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Accounting Treatment of Proposed Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Degree of Management Control of Vote on Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Compliance with Governmental Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Transactions with Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Services Rendered by Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         The Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Should the Merger Occur  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Consequences Should the Merger Not Occur . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Registrar and Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Shareholders of Summit Technologies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         The Spinoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Shareholders of SuperCorp  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Other Financial Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Pro Forma Information and Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Material Contacts Among the Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Penny Stock Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Information About the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Description of Business and Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Course of Business Should the Merger Not Occur . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Market for the Company's Common Stock
                 and Related Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Rule 144 and Rule 145 Restrictions on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Information About Summit Technologies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Management's Plan of Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Cash Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Product Research and Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Purchases of Plant and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Changes in Number of Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Description of Summit Technologies' Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Business Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Principal Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 FirePower 911(TM) and FlameOut(TM) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Stressex(TM) and Poder 24(TM)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Trim-Away(TM)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Industrial Chemicals and Cleaners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Distribution Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Raw Materials and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Dependence on Major Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Patents, Trademarks and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Government Approval of Principal Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Government Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Office Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Seasonality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Research and Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Environmental Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Year 2000 Computer Problem   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Number of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Market for Summit Technologies' Capital Stock
                 and Related Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Management Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Security Ownership of Certain Beneficial Owners and
                 Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         Directors, Executive Officers and Significant
                 Employees  . . . . . . . . . . . . . . . . . . . . . . . . . 42
         Summit Technologies  . . . . . . . . . . . . . . . . . . . . . . . . 42
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         Directors of Summit Technologies . . . . . . . . . . . . . . . . . . 43
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

Remuneration of Directors and Officers  . . . . . . . . . . . . . . . . . . . 44
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         Summit Technologies  . . . . . . . . . . . . . . . . . . . . . . . . 44
         Employment Contracts . . . . . . . . . . . . . . . . . . . . . . . . 44
         Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . 44
         Company's Transactions with Insiders and Promoters . . . . . . . . . 44
         Summit Technologies' Transactions with Management  . . . . . . . . . 45
Parents of Summit Technologies  . . . . . . . . . . . . . . . . . . . . . . . 45

Interests of Named Experts and Counsel  . . . . . . . . . . . . . . . . . . . 46

Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

Financial Statements Index  . . . . . . . . . . . . . . . . . . . . . . . . . 47

Appendix A - Agreement of Merger  . . . . . . . . . . . . . . . . . . . . . .A-1

                              SUMMARY INFORMATION

          The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. All financial statements set forth herein for Summit Environmental Corporation, Inc. (the "Company") and Summit Technologies, Inc. have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

 The transaction -                          A Spinoff and a proposed Merger.

 The proposed Merger -                      Subject to shareholder approval of both companies, the Company will merge with Summit Technologies, Inc. ("Summit Technologies"), a Texas corporation.

 The survivor of the Merger -               The Company, but the historical financial statements of the post-Merger
                                            Company shall be those of Summit Technologies.

 Business of the Company -                  None.  A development-stage, shell corporation, organized to merge with
                                            Summit Technologies.

 Business of Summit Technologies -          Marketing products, under license to it, through television infomercials, radio spots, and a national industrial distribution company.

 Terms of the Merger -                      Summit Technologies' shareholders would exchange their existing shareholdings in Summit Technologies for 5,810,840 shares of Common Stock of the Company.

 Management of the Company                  Summit Technologies'
 after the Merger -                         management.

 The Spinoff -                              A pro rata distribution by SuperCorp Inc. ("SuperCorp") to its approximately
                                            650 shareholders of 500,000 shares of Common Stock of Summit Environmental
                                            Corporation, Inc. ("the Company"), which SuperCorp purchased for $0.001 a share.

 The Spinoff Shares -                       The 500,000 shares of Common Stock of the Company held by SuperCorp.

 Terms of the Spinoff -                     1 Spinoff Share for each 14 shares of Common Stock of SuperCorp held of record on the date of this Prospectus.

 Other securities of the Company -          250,000 shares of Common Stock held by a "promoter" and by an "insider" of both the Company and SuperCorp.

 Promoter and Insider to
 the transaction -                          George W. Cole may be deemed to be an "insider" to the transaction, and Dave
                                            Dischiavo may be deemed to be a promoter of the transaction.  Each of them may be deemed to own, directly or indirectly through family members, 125,000 shares of Common Stock of the Company.  George W. Cole, indirectly through his spouse and family, may also be deemed to receive 27,550 shares of Common
                                            Stock through the pro rata distribution of the Spinoff Shares and 23,750 shares of Common Stock in the proposed Merger through the ownership of
                                            23,750 shares of common stock of Summit Technologies.  See "Transactions with Insiders" and "Other Financial Considerations - Material Contacts Among
                                            the Companies."

 Securities to be outstanding
 after the Merger -                         See table below:

                                   PROMOTER AND                     OTHER                      SUMMIT
          TYPE OF                    SUPERCORP                    SUPERCORP                 TECHNOLOGIES
    COMPANY'S SECURITY                INSIDER                   SHAREHOLDERS                SHAREHOLDERS                     TOTAL

Common Stock                        301,300(1)                   472,450(2)                 5,810,840(3)                   6,560,840

Percent                                4.6%                         7.2%                        88.6%                        100%

 (1) 27,550 of these shares are Spinoff Shares, registered with the Securities and Exchange Commission ("the Commission"). 250,000 of these shares are restricted securities and are held 125,000 by Dave Dischiavo and 125,000 by George W. Cole's spouse, who is a shareholder of SuperCorp. See, also, footnote (3) with respect to 23,750 additional shares to be received by Mr. Cole's spouse in the Merger through her ownership of stock of Summit Technologies.

(2) Registered with the Commission and unrestricted for transfer in the stock market.

(3) Includes 23,750 Merger Shares to be received by the SuperCorp "insider's" spouse. All 5,810,840 shares are registered with the Commission and unrestricted for transfer in the stock market; provided, however, that 2,930,545 of these 5,810,840 shares would be held by affiliates of the post-Merger Company (officers and directors and controlling shareholders) and would be subject to the limitations on resale imposed by Rule 145 of the Commission. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

 Plan of Distribution -             Certificates representing the
                                    500,000 shares of Common Stock to
                                    be distributed to the SuperCorp
                                    shareholders will be delivered to
                                    Bank One Trust Company, NA,
                                    Oklahoma City, Oklahoma, to be held
                                    in escrow, pursuant to SEC
                                    Regulation 230.419, until the
                                    Merger should be approved by Summit
                                    Technologies.  Should it be so
                                    approved, Bank One will then
                                    transmit such certificates to their
                                    owners.

 Tax consequences of the Spinoff -  Taxable both to SuperCorp and to the SuperCorp shareholders
                                    receiving the 500,000 Spinoff
                                    Shares.  Based upon the opinion of
                                    counsel, SuperCorp believes the
                                    value of the Spinoff Shares for
                                    federal income tax purposes is
                                    negligible - $0.001 a share.  See
                                    "Federal Income Tax Consequences."

 Tax consequences of the Merger -   Not taxable.  See "Federal Income
                                    Tax Consequences."

 Address of SuperCorp -             Suite 202
                                    4334 Northwest Expressway
                                    Oklahoma City, OK 73116
                                    Telephone:  405-840-1585

 Address of the Company -           Suite 202
                                    4334 Northwest Expressway
                                    Texas City, OK 73116
                                    Telephone:  405-840-1585

 Address of Summit Technologies -   Suite 7
                                    414 East Loop 281
                                    Longview, TX 75605
                                    Telephone:  800-522-7841

RISK FACTORS.

      Ownership of the Common Stock of the Company is speculative and involves a high degree of risk, whether the Merger with Summit Technologies be effected or not. See "Risk Factors" below.


                                  RISK FACTORS

     Any person acquiring securities of the company in the open market is making an investment decision that involves a high degree of risk and should carefully consider the following factors:

     1.   No Assurance the Proposed Merger Will be Approved; Blank Check
Company Status Possible. There is no assurance the proposed merger (the "Merger") between the Company and Summit Technologies will occur. It must be approved by the shareholders of Summit Technologies at a special meeting of its shareholders, and Summit Technologies' management has agreed to vote its shares in accordance with the majority vote of non-management shareholders. Should the proposed Merger not be approved, the Company would be what the Securities and Exchange Commission calls a "blank check company" - a company without significant assets or a business whose sole purpose is to acquire significant assets or a business by merger or otherwise. Because of this, regulations of the Commission require that the certificates representing the 500,000 Spinoff Shares be placed in escrow and be delivered to the SuperCorp shareholders (1) only in the event the proposed Merger is approved by the Summit Technologies shareholders or (2), should such Merger not be approved, in the event the Company acquires significant assets or a business within 18 months of the date of this Prospectus. No assurance can be given that such would occur within eighteen months of the date of this Prospectus, and if it should not occur, the Company would be dissolved.

     2. No Assurance of a Public Market and Likelihood of a Volatile Market. There is presently no public market for the Spinoff Shares and there is no assurance that a public market for such securities will develop after the occurrence of the Merger described in this Prospectus or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock, should it develop, will be highly volatile and that the trading volume in such market will be limited.

     3. Penny Stock Regulations. The Company anticipates that its Common Stock will be listed on the OTC Bulletin Board, but no assurance can be given that this will occur or, if it occurs, that such listing can be maintained. Further, should the Company's Common Stock trade on the OTC Bulletin Board at less than $5 a share - and it is expected that this will be the case, the stock will be a so-called "penny stock," which subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock will likely be inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."


     4. No Assurance of Success of Business. Should the proposed Merger occur, the post-Merger Company will be engaged in the business of marketing products produced by others but under license to sell. This business, only commenced in the second half of 1997 by Summit Technologies, is not operating at a profit. There can be, and is, no assurance that this business will be profitable. See "Information About Summit Technologies."

     5.   Company's Contingent Liability for Possible Violation of
Registration Requirements of Securities Act. Subsequent to the filing with the Securities and Exchange Commission of the registration statement of which this Prospectus is a part, Summit Technologies, Inc., with whom the Company proposes to merge, sold $1,072,428 worth of its common stock to 42 persons. Summit Technologies believed that such offering was exempt from registration under
Section 5 of the Securities Act of 1933 (the "Act") by reason of the provisions of Section 4(2) of the Act and Regulation D, Rule 506 thereunder. It is possible - but not conceded by either the Company or Summit Technologies - that such exemptions from registration were not available to Summit Technologies because of the public nature of the registration statement and also because the relationships between Summit Technologies and some of the purchasers in such offering may not have satisfied the requirement of the Commission that such relationships be of a pre-existing, substantive nature.

     Should no exemption from Section 5 registration have been available for such offering, Summit Technologies - and the Company, should the proposed Merger be approved and effected - as well as the persons controlling Summit Technologies at the time of such sales of securities could be held liable under
Section 12(1) of the Act to the 42 purchasers of such common stock for their purchase price, with interest thereon, less any income received thereon, upon the tender of their shares of common stock, or for damages if they no longer own the securities. Such an action would have to be brought in a court within one year after the purchase of the securities.

     To the extent that any such actions should be filed and successfully litigated, Summit Technologies' and, should the Merger be approved and effected, the Company's operations, plans and ability to finance business operations would be adversely affected.

     6. Need for Additional Funding. Should the proposed Merger be approved, the post-Merger Company will require additional funding to achieve its plan of operations for the next twelve months. Even should Summit Technologies' operations become profitable, Summit Technologies' contingent liability for possible violations of the registration requirements of the Securities Act of 1933 (see Risk Factor No. 5 immediately above) could impose a future requirement for additional funding. If additional funding is needed, whether during the next twelve months or later, the source for this funding has not been identified or committed, and no assurance can be given that the needed funds could be obtained. Failure to obtain the funds could result in a contraction of further advertising, an inability to fill orders for merchandise, a loss of sales, poor relations with business customers and possible failure of the business. See "Information About Summit Technologies - Management's Plan of Operation; - Cash Requirements."

     7. Risk of Loss of Right to Sell Fire Suppressant Products. Summit Technologies, with whom the Company proposes to merge, is primarily engaged in the business of marketing a fire suppressant product. Summit Technologies bought and was assigned the patent and trademark rights to the product from an unaffiliated party on an installment payment basis. Still owed by Summit Technologies are cash payments of $200,000 by February 1, 1999; $300,000 by April 1, 1999; and $300,000 by August 1, 1999; and 750,000 shares of common stock of Summit Technologies (common stock of the Company, should the Merger described herein be effected) to be delivered the first business day after payment of the $200,000 payment due February 1, 1999. Should Summit Technologies fail to make all the above installment payments, it is possible that the transferor of the patent and trademark rights to the fire suppressant product would assert, and possibly sustain, a claim that it has a legal right to a rescission of the installment payment agreement through which Summit Technologies obtained an assignment of such rights. The fire suppressant product is deemed by Summit Technologies to be important to its future. Even though Summit Technologies has on hand the cash funds required to make the February 1, 1999 installment payment of $200,000 and intends to make such payment, there can be no assurance that Summit Technologies will continue to be able to make the required periodic cash payments. A failure to make one or more of the periodic payments followed by the successful assertion of a rescission claim by the transferor of the patent and trademark rights could lead to the loss of the right to distribute the fire suppressant product, which could have a materially adverse effect upon the post-Merger Company.

     8. Significant Amount of Transactions with Affiliates. Summit Technologies is affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of Summit Technologies. Should the proposed merger described herein be approved and effected, the management of Summit Technologies will become the management of the Company, and the Company will then be affiliated with Moonlighting as Summit Technologies is today.

          Summit Technologies acquired its distribution rights to its FirePower 911(TM), FlameOut(TM), Stressex(TM), Poder 24(TM) and Trim-Away(TM) products from Moonlighting in exchange for $30,000 and 350,000 shares of common stock of Summit Technologies. Summit Technologies pays - and should the proposed Merger be approved, the Company will be obligated to pay - to Moonlighting a royalty of $0.50 for each 16-ounces of FirePower 911(TM) and $0.50 for each gallon of FlameOut(TM). Summit Technologies buys its Stressex(TM), Poder 24(TM) and Trim-Away(TM) products from Moonlighting (which does not itself manufacture these products), which marks up the price of these products to Summit Technologies approximately 37 percent over its own cost.

          Because both Summit Technologies and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, there can be no assurance that negotiations between the two companies concerning the pricing of the Stressex(TM), Poder 24(TM) and Trim-Away(TM) products bought from Moonlighting by Summit Technologies or concerning other matters will, or can be, conducted in an arm's-length manner on behalf of Summit Technologies or that the result of such negotiations will be as advantageous to Summit Technologies as they could have been had the two companies not been under common control.

     9. Reliance on Key Personnel. Should the Merger occur, the post-Merger Company will be reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the Company. These persons are B. Keith Parker, chief executive officer of Summit Technologies; Don Hendon, president and treasurer, and Paula Parker, corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect its operations and, particularly, its expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

     10. Management Control. Should the proposed Merger be approved and effected, after the Merger the Company's officers and directors and their affiliates will own approximately 44.7 percent of the Common Stock of the Company and thereby may be able to determine the outcome of any vote affecting the control of the Company.

    11. Tax Consequences. In the opinion of tax counsel to the Company (see "Federal Income Tax Consequences"), the proposed Merger will be a tax-free reorganization and the distribution of the 500,000 Spinoff Shares to the SuperCorp shareholders will occasion negligible income taxes to the SuperCorp shareholders and none to the Company. These anticipated favorable tax consequences are not supported by an advance ruling by the Treasury Department but are based upon the opinion of tax counsel to the Company and to SuperCorp. Should the actual tax consequences be different than as represented herein, SuperCorp's shareholders, to whom would be distributed 500,000 Spinoff Shares, could recognize taxable dividend income equal to the fair market value of the Spinoff Shares, which could range from as low as $0.25 a Spinoff Share (the June 30, 1998, book value) to a higher price possibly set by initial trading activity in the stock market.

    12. Dividends Not Likely. Should the Merger be effected, for the foreseeable future it is anticipated that any earnings which may be generated from Operations of the emergent company will be used to finance the growth of such company, and cash dividends will not be paid to holders of the Common Stock.

                    SUPERCORP - THE DISTRIBUTING SHAREHOLDER

     SuperCorp Inc. ("SuperCorp") was organized under the laws of the State of Oklahoma on October 21, 1988. SuperCorp has approximately 650 shareholders in 35 states, almost all of whom it acquired in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp, which shares were distributed to the creditors and shareholders of Naturizer, Inc. One of the purposes for which SuperCorp was organized is to engage in "spinoff" activities such as are described herein, such spinoffs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other companies.

     SuperCorp has assets consisting of approximately $50,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, Ronald D. Wallace, T.E. King, and Thomas J. Kenan, either directly or by attribution through ownership by family members, owns 375,000 shares of common stock of SuperCorp, which amount is less than six percent of the number of outstanding shares. See "Management Information - Security Ownership of Certain Beneficial Owners and Management."

     SuperCorp is not subject to the reporting requirements imposed by Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market, and it has never sought a market maker for its stock.

     SuperCorp organized the Company in February 1998 as a vehicle specifically for the proposed Merger. The Company has no business history, $750 in assets, no liabilities, and three shareholders - SuperCorp; Dave Dischiavo, a "finder"; and Marjorie Cole, a shareholder of SuperCorp who is the spouse of George W. Cole, an "insider" of the Company and of SuperCorp. See "Information About the Company." Should the proposed Merger not be effected, see "Plan of Distribution - The Escrow Arrangement - Consequences Should the Merger Not Occur" below for an explanation of what disposition would be made of the Company.

SUPERCORP MAY BE DEEMED TO BE AN UNDERWRITER.

     The 500,000 Spinoff Shares described herein are owned by SuperCorp and are to be redistributed by SuperCorp, who might be deemed to be an underwriter by reason of its intent to distribute such Shares.

     After the distribution by SuperCorp of the Spinoff Shares to its shareholders, SuperCorp will no longer own any shares of capital stock of the Company, except to the extent that approximately 232 Spinoff Shares, reserved for rounding-up purposes, would not be allocated in the rounding-up process (see "Terms of the Merger").

     A consequence to SuperCorp, should it be deemed to be an underwriter of the Shares to be distributed to its shareholders, is that any person who purchases the registered Shares within three years after the distribution could assert a claim against SuperCorp under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered Shares SuperCorp distributes to its shareholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission, but reliance may not necessarily require a showing that the purchaser actually read the registration statement but, instead, that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

     SUPERCORP'S EXPOSURE AS A CONTROL PERSON.

     SuperCorp organized the Company and, since its organization and until the proposed Merger should become effective, has been and will be a "control person" of the Company, as that term is defined in Section 15 of the Securities Act of 1933 ("the Act").

     Section 15 of the Act imposes joint and several liability on persons who control other persons substantively liable under other sections of the Act:
Section 11, for misrepresentations in a registration statement, Section 12(1) - the unlawful sale of unregistered securities, and Section 12(2) - misrepresentations in the sale of securities. A controlling person can avoid liability by proving "he had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability of the controlled person is alleged to exist."

                            TERMS OF THE TRANSACTION

     The Company, SuperCorp, and Summit Technologies, pursuant to approval by their respective boards of directors, have entered into an agreement of merger between the Company and Summit Technologies, a copy of which is included herein (see "Appendix A - Agreement of Merger"). In order for the merger contemplated by the Agreement of Merger to become effective, it is necessary that each of the following occur:

          (i) a registration statement covering 500,000 Spinoff Shares (for distribution pro rata to SuperCorp's securities holders) must be filed with the Securities and Exchange Commission and with appropriate state securities regulatory agencies and must become effective;

          (ii) the shareholders of each of the Company and of Summit Technologies must, by a requisite vote of the shares outstanding, approve the merger contemplated by the Agreement of Merger; and

          (iii) certain documents evidencing the approved merger must be prepared and filed with the Secretary of State of Texas.

TERMS OF THE MERGER.

     The terms of the proposed merger ("the Merger") are as follows:

     1.   Summit Technologies shall merge into the Company.

     2. Upon the effectiveness of the Merger, the outstanding shares of common stock of Summit Technologies shall be exchanged for 5,810,840 shares of Common Stock of the Company ("the Merger Shares"). See "Description of Securities."

     3. The business of Summit Technologies shall be conducted, after the Merger, by the Company, into which Summit Technologies shall have merged, but Summit Technologies' management and directors shall become the management and directors of the Company. See "Management Information."

     4. Prior to the Merger, SuperCorp shall have distributed to its shareholders ("the Spinoff"), on a basis proportionate to their shareholders in SuperCorp, 500,000 Shares ("the Spinoff Shares") of Common Stock of the Company now held by SuperCorp. Each SuperCorp shareholder shall receive one share of the company for each fourteen shares of SuperCorp held of record on the date of this Prospectus.

     5. The historical financial statements of the post-Merger Company shall be those of Summit Technologies. See "Financial Statements - Summit Technologies."

     6. Should the Merger not be approved by the shareholders of Summit Technologies, none of Summit Technologies, the Company, or SuperCorp shall be liable to any of the others, but it shall be the sole obligation of Summit Technologies to pay all three parties' expenses relating to the registration of the Shares described herein.

REASONS FOR THE MERGER AND SPINOFF.

     The managements of the Company and of Summit Technologies believe that Summit Technologies' shareholders will benefit from receiving shares of the Company in exchange for their shares of capital stock of Summit Technologies. They believe that the distribution of shares to the stockholders of SuperCorp in the Spinoff will provide the basis for the creation of a public market for the Common Stock of the post-Merger Company and that the existence of such a public market will facilitate the raising of expansion funds for the post-Merger Company. No assurance can be given, however, that a market will develop for the Common Stock or, if it develops, that it will be sustained. See "Risk Factors - No Assurance of a Public Market."

     SuperCorp, which controls the Company, believes that the SuperCorp shareholders will benefit by receiving, for no consideration, the 500,000 Spinoff Shares.

     This transaction with Summit Technologies, should it be approved by the shareholders of Summit Technologies, will be the third such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes. The first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary that merged with a Houston, Texas company engaged in DNA sequencing whose major shareholders are affiliates of the Baylor School of Medicine. The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary that merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and building integrated paper mills in China and whose major shareholder is a Hong Kong Stock Exchange-listed company. Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA," and Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DCPCF." Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its shareholder base. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong. Both Lark and Dransfield are operating today, their common stock prices are quoted daily, and both file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934.

     Effectively, shareholders of Summit Technologies will suffer an 11.4 percent dilution in their equity in Summit Technologies solely for the perceived, but not assured, benefits of having a public market created for their securities and of having created what may be a superior position from which to raise additional capital for the post-Merger Company.

ACCOUNTING TREATMENT OF PROPOSED MERGER.

     Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if Summit Technologies recapitalized.

DEGREE OF MANAGEMENT CONTROL OF VOTE ON MERGER.

     The Merger must be approved by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock of each of the Company and Summit Technologies. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: the Company - 83.3%; and Summit Technologies - 50.4%. Summit Technologies' officers, directors and affiliates, even though they are recommending approval of the Merger, have agreed to vote their shares to approve or disapprove the proposed Merger in accordance with the majority vote of the other voting shareholders.

DISSENTERS' RIGHTS OF APPRAISAL.

     Those shareholders of Summit Technologies who vote against the Merger have the right to dissent and to exercise certain rights of appraisal, which, if exercised, and if the Merger is effected, would cause Summit Technologies to pay these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

COMPLIANCE WITH GOVERNMENTAL REGULATIONS.

     No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the Spinoff and Merger, other than the filing of articles of merger with the Secretary of State of Texas after a favorable vote might be obtained on the proposed merger.

AGREEMENT AND PLAN OF MERGER.

     The complete Agreement of Merger among the Company, Summit Technologies, and SuperCorp is included in this Prospectus. See "Appendix A - Agreement of Merger."

                           TRANSACTIONS WITH INSIDERS

     The 500,000 Spinoff Shares will be distributed pro rata to all SuperCorp shareholders of record on the date of this Prospectus. An additional 250,000 shares of Common Stock of the Company are owned by two persons, either directly or by attribution to their family members.


     Both of these persons, by reason of their present ownership of securities of the Company, may be deemed to be "promoters" or "insiders" of the Company who will receive benefits from the transaction not received by SuperCorp shareholders who are not insiders.

     The identities of the "promoters" or "insiders," their positions with the Company and with SuperCorp, and the securities of the Company each now owns are as follows:

                               Office or
                         Position with Company           Shares of
     Insider                  or SuperCorp             Common Stock
     -------                  ------------             ------------

     David Dischiavo               None                125,000

     George W. Cole                None                125,000(1)

-------------------------

(1) These shares are held by Marjorie Cole, Mr. Cole's spouse, who together with Mr. Cole and members of their family will also receive 27,550 shares of the Company as her pro rata share of the Spinoff Shares and 23,750 shares of the Company through the Merger by reason of her ownership of 23,750 shares of common stock of Summit Technologies.

SERVICES RENDERED BY INSIDERS.

     Mr. Dischiavo and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 125,000 shares of Common Stock of the Registrant for $125, or $0.001 a share. Each also performed services for
the Registrant and SuperCorp Inc.   See "Other Financial Considerations -
Material Contacts Among the Companies."

     For a comparison of the securities to be received by the promoters and insiders and to be received by other SuperCorp shareholders, see the table under "Summary Information - Securities to be Outstanding After the Merger." For details concerning the direct or attributed ownership of Company securities by the promoters and insiders, see "Management Information - Security Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

THE ESCROW ARRANGEMENT.

     A vote to approve the Merger by the shareholders of the Company is assured. After such vote but before any vote by the shareholders of Summit Technologies, SuperCorp shall declare a dividend to its shareholders of the 500,000 shares of Common Stock of the Company held by it ("the Spinoff Shares"). Certificates representing the 500,000 Spinoff Shares shall be distributed by SuperCorp to Bank One Trust Company, N.A., Oklahoma City, Oklahoma ("the Escrow Agent") to be held in escrow pursuant to the provisions of Securities and Exchange Commission Regulation 230.419. Later distribution by the Escrow Agent would be as follows:

     SHOULD THE MERGER OCCUR. Upon the legal effectiveness of the Merger (should Summit Technologies' shareholders approve the Merger), the Company shall supplement this Prospectus to indicate the fact and date of the Merger. At such time as the Company's Common Stock is declared eligible for quotation on the OTC Bulletin Board, the Company shall provide to the

Escrow Agent the Company's representation that the requirements of Securities and Exchange Commission Regulation Section 230.419(e) have been met, and the Escrow Agent shall distribute the escrowed certificates representing the 500,000 Spinoff Shares to the owners of such securities.

     CONSEQUENCES SHOULD THE MERGER NOT OCCUR. There can be no assurance that the proposed Merger between the Company and Summit Technologies will occur, since a favorable shareholder vote of Summit Technologies' shareholders must be obtained, and no assurance can be given that such will be obtained.

          Should the Merger not become effective, (i) Summit Technologies will continue as a separate corporation with its existing assets and business, and
(ii) the Company will have no significant assets or business, and there will be no trading market for its securities, which will still be held in escrow by the Escrow Agent. As long as this escrow continues, no transfer or other disposition of the securities held in escrow shall be permitted other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. The Company's management has no specific plans for an alternative to a rejection of the proposed Merger but would seek to acquire a business or assets that would constitute a business, using funds contributed by management to pay the costs of such search. Upon execution of any agreement for the acquisition of a business or assets that would constitute a business, the Company shall file with the Securities and Exchange Commission (the "Commission") a post-effective amendment to the Registration Statement that discloses information required by the Commission's applicable registration form (such as Form S-1 or Form SB-2) and Industry Guides, which would include information about the alternative business or assets acquisition, including financial statements of the Company and of the company to be acquired as well as pro forma financial information. Upon the legal effectiveness of the acquisition described in the amended registration statement, the Escrow Agent would distribute the certificates held in escrow together with the Prospectus contained in the amended Registration Statement. No later than 90 days after the end of the first full fiscal year of operations following consummation of an acquisition, as described above, the Company shall furnish its shareholders audited financial statements for such year as well as the Company's plan of operation for the next year and file such information with the Commission on a Form 10-K or 10-KSB. See "Penny Stock Regulations."

          Should no alternative to the Merger be effected within eighteen months after the effective date of the initial Registration Statement of which this Prospectus is a part, Rule 419 of the Securities and Exchange Commission requires that the acquisition effort be abandoned. In such event, the certificates held in escrow would not be delivered to the record owners thereof. The holders of a majority of the Company's Common Stock will have voting rights to cause a dissolution of the Company, and persons who will constitute such a majority have indicated their intentions to so exercise these voting rights to that effect at that time. Such persons are Albert L. Welsh, president and a director of SuperCorp; Nita Kaye Adams, Renee Adams, Chris Adams, and Meridyne Corp., all of whom are related to or affiliated with John
E. Adams, a director of SuperCorp; the Marilyn C.

Kenan Trust, which is under the control of the spouse of Thomas J. Kenan, a director of SuperCorp, and Mary M. Kenan and Joseph N. Kenan, the adult daughter and son of Thomas J. Kenan; Patrick D. and Julia V. Kenan; Ronald D. Wallace, a director of SuperCorp and the beneficial owner of SuperCorp shares held by Sackville Advisors, Ltd., which is under his control; T.E. King, a director of SuperCorp; George W. Cole; Marjorie Cole; George B. Cole; Judith Rader, Gary E. Bryant, Mary N. Jackson; Suzanne Kerr; Marshall A. Pierson; and Susanne Peterson, shareholders of SuperCorp. See "The Escrow Arrangement."

                           DESCRIPTION OF SECURITIES

     COMMON STOCK. Each of the Company and Summit Technologies is a Texas corporation. The Company is authorized to issue 40 million shares of Common Stock, $0.001 par value and has 750,000 shares of Common Stock issued and outstanding. Summit Technologies is authorized to issue 10 million shares of common stock, no par value, and has 5,810,840 shares of its Common Stock issued and outstanding.

          VOTING RIGHTS. Holders of the shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

          DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds of the Company legally available therefor.

          LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

          PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

          REGISTRAR AND TRANSFER AGENT. Bank One Trust Company, NA, Oklahoma City, Oklahoma, serves as the transfer agent and registrar of the Common Stock of the Company. Summit Technologies serves as its own registrar and transfer agent.

          DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's memorandum and articles of association.

     PREFERRED STOCK. The Company is authorized to issue 10 million shares of Preferred Stock, $0.001 par value. The Preferred Stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be set forth in resolutions adopted by the directors.

     There are no shares of Preferred Stock of the Company issued and outstanding.

                        FEDERAL INCOME TAX CONSEQUENCES

     THE MERGER. In the opinion of Thomas J. Kenan, counsel to the Company and to SuperCorp, the Merger should qualify as a type "A" reorganization under
Section 368(a)(1) of the Internal Revenue Code. However, when consideration is given to the fact that the Company is newly organized, the "step transaction doctrine" might be applied and, accordingly, the Company might be considered a continuation of Summit Technologies with only a change of name or place of incorporation, a type "F" reorganization under Section 368(a)(1).

          SHAREHOLDERS OF SUMMIT TECHNOLOGIES. Whether the Merger be characterized as a type "A" or "F" reorganization, the Company believes that there should be no recognition of taxable gain or loss to the shareholders of Summit Technologies by reason of the Merger. Each shareholder of Summit Technologies would have a carryover tax basis and a tacked holding period for the Company's securities received in the Merger. Further, Summit Technologies itself would not recognize any taxable gain or loss, since its liabilities are not in excess of the tax basis of its assets.

          It is anticipated that the distribution by SuperCorp to its shareholders of the 500,000 Spinoff Shares will not adversely affect the non-recognition of gain or loss to Summit Technologies or its shareholders in the merger.

          The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to the Company (which tax opinion is one of the exhibits to the registration statement of which this Prospectus-Proxy Statement is a part). See "Risk Factors - Tax Consequences."

     THE SPINOFF. In the opinion of Thomas J. Kenan, counsel to SuperCorp and to the Company, the distribution by SuperCorp to its shareholders of the 500,000 Spinoff Shares will be a taxable event to SuperCorp and to each of its shareholders receiving any of the Spinoff Shares. Gain (but not loss) would be recognized by SuperCorp under Section 311 of the Internal Revenue Code for any excess of the fair market value of the Company's stock on the date of actual distribution over the tax basis to SuperCorp of such stock.

     SHAREHOLDERS OF SUPERCORP. As for SuperCorp's shareholders who receive Spinoff Shares of the Company, the spinoff shall occur prior to the vote by Summit Technologies' shareholders to accept or reject the Merger. Since the result of the vote by Summit Technologies' shareholders cannot be forecast, and since the Merger cannot and shall not become effective until after a favorable vote is obtained on the Merger, it is Mr. Kenan's opinion that it is more likely than not that the fair market value of the Spinoff Shares on the date of the Spinoff should not have increased over the $0.001 price paid by SuperCorp for the 500,000 Spinoff Shares.

     SuperCorp has no current or accumulated earnings, and the distribution is being made from excess capital. Each shareholder of SuperCorp should reduce the adjusted basis of his SuperCorp stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.001 per share. SuperCorp undertakes to advise its shareholders in early 1999 should it deem the fair market value of the distributed Spinoff Shares on the date of distribution to have been different than $0.001 per share or should it have had earnings in 1998 which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

     The above discussion as to U.S. income tax consequences is not based upon an advance ruling by the Treasury Department but upon the opinion of tax counsel to the Company (which tax opinion is an exhibit to the registration statement of which this Prospectus is a part). See "Risk Factors - Tax Consequences."

                         OTHER FINANCIAL CONSIDERATIONS

PRO FORMA FINANCIAL INFORMATION AND DILUTION.

     The following sets forth certain pro forma financial information giving effect to the Merger:

                   PRO FORMA STATEMENT OF FINANCIAL CONDITION

                                DECEMBER 31, 1997

                                                          SUMMIT        SUMMIT
                                                        ENV. CORP.       TECH.         PRO FORMA     PRO FORMA
                                                       (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS     COMBINED
                                                       ------------   ------------    -----------    ----------
ASSETS

Current assets                                          $       --     $   92,388     $1,473,178     $1,565,566

Property and equipment                                          --             --             --             --

Other assets, net                                               --          9,500             --          9,500
                                                        ----------     ----------     ----------     ----------
TOTAL ASSETS                                            $       --     $  101,888     $1,473,178     $1,575,066
                                                        ==========     ==========     ==========     ==========
LIABILITIES, COMMON STOCK SUBJECT TO A CONTINGENCY,
    AND STOCKHOLDERS' EQUITY

Current liabilities                                     $       --     $   15,126     $       --     $   15,126

Long term liabilities                                           --             --             --             --
                                                        ----------     ----------     ----------     ----------
       Total liabilities                                        --         15,126             --         15,126
                                                        ----------     ----------     ----------     ----------
Common stock subject to a contingency:

    Common stock (810,840 shares)                               --             --            811            811

    Additional paid in capital                                  --             --      1,071,617      1,071,617
                                                        ----------     ----------     ----------     ----------
       Total common stock subject to a contingency              --             --      1,072,428      1,072,428
                                                        ----------     ----------     ----------     ----------
Stockholders' equity:

    Common stock                                                --          1,000          4,750          5,750

    Additional paid in capital                                  --         45,000        396,000        441,000

    Retained earnings                                           --         40,762             --         40,762
                                                        ----------     ----------     ----------     ----------
       Total stockholders' equity                               --         86,762        400,750        487,512
                                                        ----------     ----------     ----------     ----------
TOTAL LIABILITIES, COMMON STOCK
    SUBJECT TO A CONTINGENCY, AND
    STOCKHOLDERS' EQUITY                                $       --     $  101,888     $1,473,178     $1,575,066
                                                        ==========     ==========     ==========     ==========

PRO FORMA BOOK VALUE PER SHARE                                                                       $   0.0743
                                                                                                     ==========

NOTE:

Pro forma book value per share is calculated by dividing Total Stockholders' Equity ($487,512) by the total number of shares outstanding (6,560,840).

                   PRO FORMA STATEMENT OF FINANCIAL CONDITION

                                  JUNE 30, 1998

                                                           SUMMIT          SUMMIT
                                                         ENV. CORP.         TECH.           PRO FORMA        PRO FORMA
                                                        (HISTORICAL)     (HISTORICAL)      ADJUSTMENTS        COMBINED
                                                        ------------     ------------      ------------     ------------
ASSETS

Current assets                                          $        750     $  1,345,611      $         --     $  1,346,361

Property and equipment                                            --           15,401                --           15,401

Other assets, net                                                 --          253,697                --          253,697
                                                        ------------     ------------      ------------     ------------
TOTAL ASSETS                                            $        750     $  1,614,709      $         --     $  1,615,459
                                                        ============     ============      ============     ============
LIABILITIES, COMMON STOCK SUBJECT TO A CONTINGENCY,
    AND STOCKHOLDERS' EQUITY

Current liabilities                                     $         --     $     98,375      $         --     $     98,375

Long term liabilities                                             --               --                --               --
                                                        ------------     ------------      ------------     ------------
       Total liabilities                                          --           98,375                --           98,375
                                                        ------------     ------------      ------------     ------------
Common stock subject to a contingency:

    Common stock (810,840 shares)                                 --              811                --              811

    Additional paid in capital                                    --        1,071,617                --        1,071,617
                                                        ------------     ------------      ------------     ------------
       Total common stock subject to a contingency                --        1,072,428                --        1,072,428
                                                        ------------     ------------      ------------     ------------
Stockholders' equity:

    Common stock (5,750,000 shares combined)                     750            5,000                --            5,750

    Additional paid in capital                                    --          441,000                --          441,000

    Retained earnings                                             --           (2,094)               --           (2,094)
                                                        ------------     ------------      ------------     ------------
       Total stockholders' equity                                750          443,906                --          444,656
                                                        ------------     ------------      ------------     ------------
TOTAL LIABILITIES, COMMON STOCK
    SUBJECT TO A CONTINGENCY, AND
    STOCKHOLDERS' EQUITY                                $        750     $  1,614,709      $         --     $  1,615,459
                                                        ============     ============      ============     ============

PRO FORMA BOOK VALUE PER SHARE                                                                              $     0.0678
                                                                                                            ============

NOTE:

Pro forma book value per share is calculated by dividing Total Stockholders' Equity ($444,656) by the total number of shares outstanding (6,560,840).

                          PRO FORMA STATEMENT OF INCOME

               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997

                                                       SUMMIT         SUMMIT

                                                      ENV. CORP.       TECH.         PRO FORMA     PRO FORMA
                                                     (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS     COMBINED
                                                     ------------   ------------    -----------    ----------
Sales                                                 $       --     $   74,349     $       --     $   74,349

Cost of sales                                                 --          9,465             --          9,465
                                                      ----------     ----------     ----------     ----------
    Gross profit                                              --         64,884             --         64,884

Operating expenses                                            --         16,870             --         16,870
                                                      ----------     ----------     ----------     ----------
    Net income from operations                                --         48,014             --         48,014

Income tax                                                    --          7,252             --          7,252
                                                      ----------     ----------     ----------     ----------
NET INCOME                                            $       --     $   40,762     $       --     $   40,762
                                                      ==========     ==========     ==========     ==========

EARNINGS PER SHARE

    Net income                                        $       --     $   40,762     $       --     $   40,762

    Weighted-average number of shares outstanding             --         87,435      6,473,405      6,560,840

    Earnings per share                                $       --     $     0.47     $       --     $     0.01

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully-diluted; there were no common stock equivalents outstanding as of December 31, 1997.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of July 6, 1998 as if outstanding as of the beginning of the period.

                          PRO FORMA STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                        SUMMIT           SUMMIT
                                                       ENV. CORP.         TECH.           PRO FORMA         PRO FORMA
                                                      (HISTORICAL)     (HISTORICAL)      ADJUSTMENTS        COMBINED
                                                      ------------     ------------      ------------     ------------
Sales                                                 $         --     $     59,187      $         --     $     59,187

Cost of sales                                                   --           38,149                --           38,149
                                                      ------------     ------------      ------------     ------------
    Gross profit                                                --           21,038                --           21,038

Operating expenses                                              --          170,449                --          170,449
                                                      ------------     ------------      ------------     ------------
    Net loss from operations                                    --         (149,411)               --         (149,411)

Other income                                                    --          100,000                --          100,000
                                                      ------------     ------------      ------------     ------------
    Net loss before income tax                                  --          (49,411)               --          (49,411)

Income tax benefit                                              --            6,555                --            6,555
                                                      ------------     ------------      ------------     ------------
NET LOSS                                              $         --     $    (42,856)     $         --     $    (42,856)
                                                      ============     ============      ============     ============

EARNINGS PER SHARE

    Net loss                                          $         --     $    (42,856)     $         --     $    (42,856)

    Weighted-average number of shares outstanding               --        4,495,089         2,065,751        6,560,840

    Earnings (loss) per share                         $         --     $      (0.01)     $         --     $      (0.01)

NOTES:

(1) Earnings per share data shown above are applicable for both basic and fully-diluted; there are no common stock equivalents outstanding as of June 30, 1998.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of June 30, 1998 as if outstanding as of the beginning of the period.

     Essentially, the immediate effect of the Merger is to dilute by 11.4 percent the equity of the shareholders of Summit Technologies by transferring this equity to the present shareholders of the Company and of SuperCorp. See "Summary Information - Securities to be Outstanding After the Merger."

MATERIAL CONTACTS AMONG THE COMPANIES.

     In December 1997 Summit Technologies was engaged in raising capital for its marketing business through a private placement of Common Stock being sold through the efforts of its president, Keith Parker. Mr. Parker was introduced to Mr. Dave Dischiavo by Marshall Southerland of Canton, Texas, a retired banker. Mr. Dischiavo was described as a person who could introduce Mr. Parker to persons who could help capitalize Summit Technologies. Mr. Dischiavo arranged a meeting in Dallas, Texas on December 17, 1997 at which Mr. Dischiavo, Mr. Parker, Mr. Parker's attorney, Jay Lucas, and George W. Cole were present. Mr. Cole is a stockbroker and the spouse of Marjorie Cole who is a significant shareholder of SuperCorp.

     Mr. Cole advised Mr. Parker that Mr. Cole's brokerage firm and most brokerage firms would not authorize their representatives to act as brokers in the sale of stock of Summit Technologies unless extensive "due diligence" efforts were first conducted - at Summit Technologies' expense. He then advised Mr. Parker of a method of obtaining a public market for its shares through a spinoff-merger transaction such as the transaction described in this Prospectus-Proxy Statement. Mr. Parker became convinced that such a transaction could benefit his company as could, for instance, a rights offering to its expanded shareholder base at some indefinite time in the future after the conclusion of the spinoff-merger transaction.

     An agreement was reached that day to pursue, with SuperCorp, the spinoff-merger transaction described herein. Part of the agreement provided that each of Mr. Dischiavo and Mr. Cole, as compensation for their services in advising Summit Technologies with respect to the spinoff-merger transaction and with respect to introducing Summit Technologies to SuperCorp, would receive 125,000 shares of the Company and $18,500 cash. Later, Mr. Cole exchanged $14,250 of his cash fee for 23,750 shares of Common Stock of Summit Technologies at $0.60 a share. These 23,750 shares were transferred by Mr. Cole to his spouse, Marjorie Cole.

     Other than the proposed Spinoff and Merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among Summit Technologies, the Company, and SuperCorp during the periods for which financial statements appear herein.

                            PENNY STOCK REGULATIONS

     There is no way to predict a price range within which the Company's Common Stock will trade. The Company expects trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the Company's Common Stock initially, at least, would be subject to the rules governing "penny stocks."

     A "penny stock" is any stock that sells for less than $5 a share, is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and is not a stock of a "substantial issuer." The Company is not now a "substantial issuer" and cannot become one until it has been in continuous operation for three years - August 14, 2000 at the earliest - unless it has net tangible assets of at least $5 million, which it does not now have.

     The Congress has enacted statutes and the Commission has adopted regulations that impose a strict regimen to be complied with by brokers in recommending penny stocks.

                        The Penny Stock Suitability Rule

     Prior to the sale of a penny stock recommended by a broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer's account for transactions in penny stocks in accordance with procedures set forth in the Commission's Penny Stock Suitability Rule. The broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" that transactions in penny stocks are suitable for the person and that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The above exercise, if applied to a transaction, not only delays a proposed transaction but has caused many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply, however, to transactions not recommended by the broker-dealer, to sales to institutional accredited investors, or to sales to "established customers" of the broker-dealer - persons either who have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers. Also exempt from this rule are transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

                        The Penny Stock Disclosure Rule

     Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document" including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

                              Effects of the Rule

     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks and has a limiting effect on a stockholder's ability to resell a penny stock.

     The Company's Spinoff Shares and Merger Shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                         INFORMATION ABOUT THE COMPANY

     The Company was incorporated under the laws of the State of Texas on February 24, 1998. It is a development-stage company, has no business or significant assets, and was organized for the purpose of entering into the Merger proposed herein (see "Terms of the Transaction - Terms of the Merger"). It has no employees; its management will serve without pay until the Merger should become effective.

DESCRIPTION OF BUSINESS AND PROPERTIES.

     Should the Merger be approved and effected, the Company shall be the surviving company, but the Company's management shall not remain as the management of the Company. Control of the Company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present shareholders of Summit Technologies, and Summit Technologies' present management shall become the management of the Company. See "Management Information - Directors, Executive Officers, and Significant Employees."

     It is the intention of Summit Technologies' present management to continue the business of Summit Technologies as the business of the Company (see "Information about Summit Technologies - Description of Business and Properties") after the Merger.

     The Company's present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., a broker-dealer firm with principal offices in Kansas City, Missouri, and branch offices in several cities, including Texas City, Texas, where Mr. Welsh is employed. Mr. Welsh is a director of SuperCorp.

COURSE OF BUSINESS SHOULD THE MERGER NOT OCCUR.

     Should the Merger not be approved and effected, the Company will be without any property or business. The Company's management would seek to acquire, in exchange for stock of the Company, a business or assets that would constitute a business. Should no acquisition that would cause the Company to become a going concern be made within 18 months after the effective date of the Registration Statement of which this Prospectus is a part, Rule 419 of the Securities and Exchange Commission requires that the acquisition effort be abandoned. In such event, the certificates held in escrow would not be delivered to the record owners thereof. The holders of the majority of the issued and outstanding shares of Common Stock will have the voting power to cause a dissolution of the Company, and persons who are today the holders of a majority of these shares have agreed to do so. See "Plan of Distribution - The Escrow Arrangements - Consequences Should the Merger Not Occur." It is contemplated that such a dissolution would have insignificant consequences for the persons receiving the Spinoff Shares. The assets of the Company today consist of $750. Assuming the proposed Merger is not approved by the shareholders of Summit Technologies and that the expenses of future efforts to acquire a business are advanced by the Company's management (as is proposed) or are borrowed from other sources, the Company would have no assets to distribute to its shareholders upon such a dissolution. Each shareholder would receive nothing in the dissolution and would have a capital loss equal to $0.001 a share for each share of the Company received in the Spinoff.

LEGAL PROCEEDINGS.

     Neither the Company nor its property is a party to or the subject of pending legal proceedings.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

     As of the date of this Prospectus there is no public trading market in the U.S. or elsewhere for the Company's Common Stock. After the Spinoff and before any vote on the Merger by the shareholders of Summit Technologies, all certificates representing the 500,000 Spinoff Shares shall be held in escrow by the Escrow Agent.

     Should the Merger be approved and effected, (i) the Escrow Agent will release from escrow the certificates representing the ownership of the escrowed securities, which certificates would be delivered to the approximately 650 persons owning the securities represented by the certificates, and (ii) the shareholders of Summit Technologies will receive 5,810,840 Shares of Common Stock of the Company in exchange for all the issued and outstanding shares of capital stock of Summit Technologies.

     Should the Merger be effected, the Common Stock is expected to be eligible for quotation on the OTC Bulletin Board. There can be, and is, no assurance that market makers will make or maintain a market in the stock or that, even if a market is made and maintained in the stock, that the stock will trade at prices deemed attractive or reasonable to the present shareholders of Summit Technologies or the Company.

     The Company's stock will not be eligible for quotation on the Nasdaq SmallCap Market ("Nasdaq") (i) until it trades at a bid price of $4 a share or higher and (ii) unless it meets other Nasdaq requirements regarding assets and shareholders' equity, which it will not yet meet even if the Merger is approved and effected. No assurance can be made that the Common Stock will ever become eligible for quotation on Nasdaq.

     The Company's stock is expected to be quoted on an NASD inter-dealer system called "the Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of the Nasdaq brokerage community held by Nasdaq stocks or exchange-listed stocks. The eligibility requirements for listing the Company's stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on Nasdaq, and the Company has no present plans to list its stock on an exchange.

     Further, holders of the Shares offered herein face the prospect, should the Merger be approved and effected, of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board, so-called "penny stocks" (stocks that trade at less than $5 per share) by regulations of the Securities and Exchange Commission. The effect of these trading severities is to reduce broker-dealer and investor interest in trading or owning "penny stocks" and, hence, could inhibit the ability of the Company's stock to reach a trading level of $3 per share or higher and thereby become eligible for quotation on Nasdaq even if the Company meets Nasdaq's assets and shareholders' equity requirements in the future.

RULE 144 AND RULE 145 RESTRICTIONS ON TRADING.

     Should the Merger and Spinoff transaction described herein be approved and effected, all outstanding shares of Common Stock of the Company, except the 250,000 shares held by the insider and the promoter, shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, some of the Shares, even though deemed not to be "restricted securities," as such term is used by the Commission, will be subject to certain restrictions on their transfer for value.

     Holders of the Shares who are deemed to be affiliates of Summit Technologies at the time of the vote on the Merger, in order to sell their Shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 which require that:

          o The Company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days and must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or shorter period that the Company was required to file such reports), and

          o Transfers for value by such affiliates can occur only either through broker transactions not involving the solicitation of buyers or directly to market-makers, and

          o Each such affiliate can transfer for value, during a 90-day period, no more Shares than the greater of one percent of all issued and outstanding shares of Common Stock of the Company (65,608 shares immediately after the Merger) or the average weekly volume of trading in such Common Stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above described resale provisions of Rule 145 shall continue, for persons who are affiliates of Summit Technologies at the time of the vote on the Merger, for one year after the Merger, at which time only the current public information requirement shall continue. At such time as any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the Merger, then even the current public information requirement will no longer be required for such a former affiliate to sell any of the Shares acquired in the Merger.

     The Company believes that none of the 500,000 Spinoff Shares will be subject to any restrictions on trading or transfers for value, by reason of these Shares' being registered for the Spinoff. Further, none of the 5,810,840 Shares of the Company to be distributed in the Merger to Summit Technologies shareholders other than 2,930,545 shares to Summit Technologies officers and directors and to affiliates of Summit Technologies prior to the Merger will be subject to any restrictions on transfer. Accordingly, after the effective date of the Merger and the redistribution of the Spinoff Shares, there shall be 3,380,295 shares in the "public float," i.e., subject to no Rule 144, Rule 145 or other applicable securities law restrictions on their being traded or transferred for value. It is estimated that approximately 775 persons will own these shares of record, the offering of which for sale could have a materially adverse effect on the market price of the Company's stock. Further, an additional 2,930,545 shares will be held by affiliates of Summit Technologies who will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     There is no equity of the Company subject to outstanding options or warrants to purchase, or securities convertible into, equity of the Company.

DIVIDENDS.

     The Company has had no operations or earnings and has declared no dividends on its capital stock. Should the Merger be approved and effected, there are no restrictions that would, or are likely to, limit the ability of the Company to pay dividends on its Common Stock, but the Company has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes (see "Information about the Company - Description of Business and Properties").

FINANCIAL STATEMENTS.

     See "Financial Statements - Summit Environmental Corporation, Inc." for the independent auditor's report dated March 17, 1998, with respect to the Company's balance sheet as of March 17, 1998, such balance sheet, and the notes to the balance sheet.

                     INFORMATION ABOUT SUMMIT TECHNOLOGIES

OVERVIEW.

     Summit Technologies, Inc. ("Summit Technologies") was incorporated in Texas on August 14, 1997. Its fiscal year ends December 31.

     Summit Technologies is affiliated with another Texas corporation, Moonlighting Distribution Corporation, through B. Keith Parker and his spouse, Paula Parker, who control both corporations through their positions as officers and directors and major shareholders of both corporations.

Officers, directors and        -------------------     Officers, directors and
major shareholders             Mr. and Mrs. Parker     major shareholders
                  ----------------------------------------------------

     ---------------------------------               ------------------------------------
         Summit Technologies, Inc.                        Moonlighting Distribution
     ---------------------------------                           Corporation
                                                     ------------------------------------


MANAGEMENT'S PLAN OF OPERATION.

     The following plan of operation should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     For the next twelve months, Summit Technologies plans to accomplish the following:


     o Commence sales of FirePower 911(TM) and FlameOut(TM) in the U.S. and Canada through the use of infomercials and through placing the products in retail chain stores.

     o Introduce FirePower 911(TM) and FlameOut(TM) in Mexico through infomercials.

     o Introduce FirePower 911(TM) and FlameOut(TM) in China, South America and South Africa and other Asian countries through joint ventures with companies who have established a presence in the region.

     o Introduce one of its fire suppressant products - FlameOut(TM) - in ten pound and twenty pound fire extinguishers in the Philippines through a joint venture there with an unaffiliated company, Moonlighting International (Philippines).


     o Complete its installment purchase obligation of the earlier assignment to it of the patent and trademark rights to FirePower 911(TM) and FlameOut(TM) by paying $800,000 and 750,000 shares of its common stock still owed on such assignment.

     o Expand sales of its Stressex(TM) product - marketed under the "Poder 24(TM)" brand name in Spanish-speaking areas - in the U.S., Mexico and Central American countries, primarily through infomercials.

     o Develop marketing alliances with other companies for the distribution of a chitosan-based weight management pill and topical application.

     o Develop marketing alliances for bio-degradable and non-toxic industrial chemicals and cleaning agents developed by BioGenesis Enterprises, Inc. of Springfield, Virginia.

     CASH REQUIREMENTS.


     Summit Technologies raised $1,072,428 through the sale of shares of its common stock during May and June 1998. The circumstances of the sale of these shares were such that there may not have been an exemption from registration available for the sales. See "Risk Factors - Company's Contingent Liability for Possible Violation of Registration Requirements of Securities Act." Summit Technologies does not concede that no exemption from registration was available, but the contingency exists that the purchasers of these shares could seek - and might prevail in seeking - rescissions of their purchases of stock and a return of their purchase amounts plus interest and attorney fees.



     Even if such a demand for rescission is not made, summit Technologies estimates it will have to raise additional funds in the next twelve months to satisfy the cash requirements to fulfill all the above-outlined business objectives. Its current cash funds - $397,792 as of October 31, 1998 - are sufficient to sustain its present operations for only approximately six months unless additional cash is obtained through significant sales or through equity or debt financing. Summit Technologies has made no effort to identify a possible source of such additional capital and can give no assurance that it could be raised should it be required. Should a demand for rescission be made by the purchasers of the stock sold for $1,072,428, Summit Technologies would simultaneously oppose such a demand for rescission, seek to raise additional capital to cover the contingency that rescissions might have to be made, but continue to use its cash assets to pursue its business objectives, as outlined above (see "Management's Plan of Operation").


     PRODUCT RESEARCH AND DEVELOPMENT.


     On November 2, 1998, Summit Technologies acquired all patent and other intellectual property rights to the FirePower 911(TM) and FlameOut(TM) products. It plans to spend approximately $175,000 in certifying these products for sale in Canada, to the U.S. Coast Guard and to the U.S. Air Force.


     PURCHASES OF PLANT AND EQUIPMENT.

     Summit Technologies does not expect to purchase or sell any plant or significant equipment during the next twelve months.

     CHANGES IN NUMBER OF EMPLOYEES.

     Summit Technologies does not expect to increase significantly the number of its employees in the next twelve months. On May 1, 1998, it added a full-time president and chief financial officer (Don Hendon), an office manager and a fulfillment manager.

     The annual addition to salaries and wages to fill these positions is estimated to be $159,000.

     Summit Technologies' future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations for the next twelve months, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the inability of Summit Technologies to obtain its necessary capital; the loss of any of several key personnel; the emergence of competition not now detected; and a general economic turndown.

DESCRIPTION OF SUMMIT TECHNOLOGIES' BUSINESS.

     BUSINESS DEVELOPMENT.

     Summit Technologies is affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors and, respectively, the chief executive officer and secretary of Summit Technologies. Moonlighting develops and markets health and well-being products designed to improve the quality of an individual's life and also markets other products.

     In 1993, before Summit Technologies was organized, the Parkers and Moonlighting began to assess several products developed by BioGenesis Enterprises, Inc. of Springfield, Virginia ("BioGenesis"). BioGenesis develops and manufactures industrial products that are environmentally safe - generally, products that are biodegradable and nontoxic. By middle 1997, the Parkers and Moonlighting concluded that BioGenesis' products merited commercial exploitation. A trip to the Philippines was planned to determine if a fire suppressant product of BioGenesis could be marketed there through personal contacts the Parkers had there. A license was obtained from BioGenesis to market the fire suppressant. The named licensee was "B. Keith Parker and Moonlighting Distribution Corporation dba Moonlighting International." Moonlighting International was a trade name to be used by Moonlighting for any overseas marketing business.

     The trip to the Philippines resulted in the organization by local businessmen there of Moonlighting International Philippines, a company not affiliated with the Parkers' company, Moonlighting Distribution Corporation ("Moonlighting"). Moonlighting determined that the scope of activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting, and Summit Technologies was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other products for which marketing licenses could be obtained and for which marketing expenses could be raised.


     After the organization of Summit Technologies, Moonlighting licensed to Summit Technologies the exclusive right to market a product newly developed by Moonlighting and tested for marketing - Stressex(TM) and Poder 24(TM) - and the non-exclusive right to market BioGenesis' fire suppressant product - FirePower 911(TM) and FlameOut(TM) - for which Moonlighting had earlier obtained certain distribution rights. Later, in April 1998 Summit Technologies entered into an agreement with BioGenesis which would enable Summit Technologies to obtain ownership of all patent and other intellectual property rights associated with the fire suppressant upon the payment by November 15, 1998 of $1 million cash (of which amount $200,000 has been paid) and 750,000 shares of Common Stock of Summit Technologies. Then, on November 2, 1998 Summit Technologies and BioGenesis amended their April 1998 agreement as follows:

     o BioGenesis assigned to Summit Technologies the fire suppressant's patent and other intellectual property rights.


     o The remaining $800,000 owed for the purchase is to be paid on an installment basis as follows: $200,000 by February 1, 1999; $300,000 by April 1, 1999; and $300,000 by August 1, 1999.

     o The 750,000 shares of stock are to be delivered the first business day after the February 1, 1999 payment is made.

See "Risk Factors: 9. Risk of Loss of Right to Sell Fire Suppressant Product," and "Information About Summit Technologies - Principal Products" and "- Patents, Trademarks and Licenses" below.


     PRINCIPAL PRODUCTS. Summit Technologies distributes and markets or has initiated activities to distribute and market the following licensed products. All of the products are manufactured by the licensors of the products.

          FirePower 911(TM) and FlameOut(TM). These products are fire suppressants developed and manufactured by BioGenesis. They were developed by BioGenesis to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It is applied primarily as a wetting agent and was the fire extinguishing agent of choice for many uses, such as most fire extinguishers. Its production was halted in 1994 by the Environmental Protection Agency ("EPA") primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 is still approved for certain, limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but existing installations of Halon 1211 that are not mission critical must switch to an approved, acceptable alternative.

          In March 1994 the first alternative to Halon 1211 was approved by the EPA - BioGenesis's Surfactant Blend A. This product is marketed under several trade names by companies licensed by BioGenesis. Two of these trade names are FirePower 911(TM) and FlameOut(TM).

          The EPA has now approved at least eleven other accepted substitutes to Halon 1211. Three of these are water, foam and carbon dioxide. Other than these three, BioGenesis's Surfactant Blend A is approved for all wetting agent uses and is the only substitute approved for residential use. Some of the substitutes were approved only for a limited time and then must be phased out. Flameout(TM) was certified in May 1997 by Underwriter Laboratories (listing number 7P21).

          FirePower 911(TM) and FlameOut(TM) contain the same Surfactant Blend A formula. FlameOut(TM) is marketed at three percent strength for use in fire extinguishers to fight, generally, Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at six percent strength for suppression of Class
B fires (combustible liquids, gases and greases). Surfactant Blend A is also effective at ten percent strength in suppressing Class D fires (metals) but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

          FirePower 911(TM) and FlameOut(TM) suppress and extinguish fire quickly. They reduce toxic smoke by encapsulating poisonous hydrocarbons, reduce heat approximately 70 percent faster than water does, prevent reflash, are safe to store and handle, leave virtually no residue, are biodegradable and otherwise are environmentally safe. They are nontoxic but may irritate the eyes. They store at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

          From August 1997 through April 1998, Summit Technologies sold 1,558 units of FirePower 911(TM) for $10,285 and 1,183 units of FlameOut(TM) for $64,752. All sales were to parties unrelated to Summit Technologies.

          Stressex(TM) and Poder 24(TM).

          These are the same products. Stressex(TM) is the English-language brand name and Poder 24(TM) is the Spanish-speaking brand name. The product combines six herbs - saw palmetto, sarsaparilla, nettle leaf, damiana, buckthorn and avena sativa - in tablets marketed to women and substitutes Yohimbe for damiana in the capsules marketed to men. Summit Technologies markets the product as one that increases energy, alleviates stress and promotes hormonal balance and libido.

          From August 1997 through April 1998, Summit Technologies sold thirteen units of Poder 24(TM) for $150. Of these units, twelve were sold to an affiliated company, Moonlighting Distribution Corporation, for its resale, and one unit was sold to a party unrelated to Summit Technologies.

          Trim-Away(TM).

          This product was recently developed by Moonlighting Distribution Corporation, an affiliate of Summit Technologies. Its main ingredient is Chitosan, which is mixed with aloe vera, aminophylline, and other botanical ingredients to make a topical product. Chitosan is a fat absorbent agent. It is non-caloric and indigestible. After absorbing fat - up to ten times its weight - it passes through the body. Aloe vera is a transportation agent, enabling the topically applied Trim-Away(TM) ointment to penetrate the fat reserve beneath the skin. Aminophylline signals the body to release fat reserves for the Chitosan to absorb.

          Chitosan is made from chitin. The most abundant source of chitin is the shells of shellfish such as crab and shrimp. Chitosan is made by cooking chitin in alkali. Chitosan binds fat to itself and acts like a "fat sponge." Being indigestible and non-absorbable by the human body, it passes through the body carrying with it any fat it has absorbed.

          Summit Technologies will market Trim-Away(TM) on the basis both of testimonials of persons who have used it and of scientific literature that supports the proposition that chitosan binds fat to itself.

          Moonlighting is developing a Chitosan-based chewable tablet to be marketed as a dietary supplement for weight loss. When developed, Summit Technologies will market it.

          Industrial Chemicals and Cleaners.

          Summit Technologies distributes BioGenesis's industrial chemicals and cleaners. BioGenesis concentrates its activities on developing and then manufacturing, for marketing by other companies, industrial-use products that are environmentally safe. BioGenesis has developed several industrial chemicals and cleaners that Summit Technologies proposes to market as soon as funds are available to launch marketing efforts.

     DISTRIBUTION METHODS.

     Summit Technologies markets products primarily through the efforts of Keith Parker, its chief executive officer, and of five regional sales directors. A sales director for its sixth region has not yet been selected. It also is preparing to launch sales efforts through infomercials and radio "spots" and through direct advertising. Internationally, it markets products through a network of persons and companies who contract with Summit Technologies for distribution rights.

     Summit Technologies markets FlameOut(TM) in the Philippines through a joint venture with Moonlighting International Philippines ("Moonlighting

Philippines"). Neither Summit Technologies nor the Texas-based Moonlighting Distribution Corporation ("Moonlighting") has any ownership interest in Moonlighting Philippines, but Summit Technologies has a 40 percent net revenue interest in the joint venture.

     Moonlighting Philippines is under the direction, ownership, and control of experienced Philippine marketers. It has obtained the approval and endorsement of the Philippine National Bureau of Fire Protection for FlameOut(TM). Surfactant Blend A is shipped, f.o.b. point of U.S. origin, to the Philippines in concentrated form. It is there mixed with water and placed in fire extinguishers.


     Summit Technologies is preparing to launch an infomercial campaign to sell FirePower 911(TM) in the U.S. Summit Technologies recently purchased twelve months of five commercials a day (30- and 60-second commercials) in infomercial advertising from American Independent Network of Fort Worth, Texas ("AIN") in exchange for 100,000 shares of Summit Technologies common stock and twenty percent of the gross selling price of each sale made in response to the infomercials. AIN is a television broadcaster that has created a network of 150 television stations in 48 states for whom AIN provides all their programming needs.

     Prior to the organization of Summit Technologies, Moonlighting commenced marketing Poder 24(TM) through K-MEX, a Spanish-speaking radio station in the Los Angeles area and in Mexico. Summit Technologies is preparing a prime-time infomercial campaign through Hispanic Television Network to be aired in 450 markets.

     Sales of FirePower 911(TM) have been made to Home Depot for it to test market this product in its Northeast U.S. Region.


     FirePower 911(TM) has been accepted by Wal-Mart Corporation as a product for sale in Wal-Mart stores. Initial orders have been received by Summit Technologies to deliver the product to Wal-Mart stores in Florida, Georgia and Mississippi.

     COMPETITION.


     BioGenesis has granted to other companies distribution rights of its Surfactant Blend A fire suppressant for various parts of the world and under two other trade names. Summit Technologies will potentially be in competition with these companies. To the extent that any of these companies fails to meet periodic sales requirements, Summit Technologies will acquire from BioGenesis the expired licenses. However, Summit Technologies on November 2, 1998 acquired from BioGenesis all patent and other intellectual property rights associated with the fire suppressant, and the other companies which have licenses to market the fire suppressant are now distributors for Summit Technologies. See "- Patents, Trademarks and Licenses."

     The demise of the former fire suppressant of choice, Halon 1211, is a consequence of the 1992 Geneva Peace Conference, which mandated the phaseout of Halon 1211 in all United Nations states participating in the Conference.

     Summit Technologies believes that FirePower 911(TM) and FlameOut(TM) are the finest fire suppressants in existence today and proposes to expand its licensing agreement with BioGenesis to be exclusive in as many countries as it can serve.

     In the Spanish-speaking countries in the Western Hemisphere, Summit Technologies is in direct competition with Unispan with respect to Summit Technologies' Poder 24(TM) product. Unispan is a large and well-capitalized marketing company based in Mexico. Moonlighting contracted with Unispan in 1996 to test market Poder 24(TM) in Mexico through infomercials. Following a successful test (33,000 bottles sold in a seven-week market test), Unispan attempted to duplicate Poder 24(TM) and sells it under a similar brand name. Summit Technologies and Moonlighting have served notice on Unispan that Summit Technologies will sue Unispan for these activities when Summit Technologies can afford such litigation.

     Competition is intense throughout the world in the markets for diet programs and industrial chemicals and cleaners. Summit Technologies' Trim-Away(TM) topical fat reducer and BioGenesis's industrial chemicals and cleaners will be in competition with products marketed by large companies with established products with well-known brands. Summit Technologies is unable at this time to predict the degree of market acceptance of these products or its ability to successfully compete with the companies already established in these markets.

     RAW MATERIALS AND SUPPLIERS.

     Summit Technologies buys from BioGenesis its FirePower 911(TM) and FlameOut(TM) products.

     Summit Technologies buys its Stressex(TM), Poder 24(TM) and Trim-Away(TM) products from its affiliate, Moonlighting, which developed the products. The products are manufactured for Moonlighting by an unaffiliated company, Summa Laboratories, Inc., of Mineral Wells, Texas, from readily available herbs and natural substances. For infomercial sales, scheduled to commence in August 1998, an inventory of 5,000 bottles is on hand to fill orders. Approximately 17 days lead time is required to replenish inventory stock.

     BioGenesis manufactures and supplies its industrial chemicals and cleaners. These products are shipped in concentrated form to Houston, Texas, for bottling by Bishop's Original Products. Summit Technologies' arrangement with this bottler allows bottling in any amounts - small or large - for tests in each new market.

     DEPENDENCE ON MAJOR CUSTOMERS.

     Summit Technologies' markets are insufficiently developed to determine if it will be dependent on one or a few major customers.

     PATENTS, TRADEMARKS AND LICENSES.

     In mid-1997 Moonlighting and B. Keith Parker obtained a nearly worldwide license from BioGenesis for its fire suppressant products and improvements.
See "Description of Summit Technologies' Business - Business Development." The excepted countries were most Arabic countries and the Scandinavian countries. On May 1, 1998, both of these areas, then under exclusive license to other companies, became available due to the existing licensees' failure to meet periodic sales quotas, and Parker and Moonlighting acquired licenses in these areas pursuant to the terms of their agreement with BioGenesis.


     In October 1997 this license from BioGenesis was assigned to Summit Technologies in exchange for the payment to Moonlighting of $10,000, the issuance to Moonlighting of 350,000 shares of common stock of Summit Technologies and the obligation to pay to Moonlighting a royalty of $0.50 for each gallon of 16-ounce can of Firepower 911(TM) and $0.50 for each gallon of FlameOut(TM). The license was for a four-year initial term, renewable annually for twenty years. The licensing fee is $500,000, (of which amount $200,000 has been paid) and $100,000 on June 1 of each of the next three years. Annual sales quotas were to have been set on November 15, 1998 should Summit Technologies not exercise an option it had to acquire all patents and intellectual property rights associated with the fire suppressant.



     On November 2, 1998 BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. See " - Business Development" above. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.


     Summit Technologies paid $20,000 for a perpetual license from its affiliated company, Moonlighting, for its Stressex(TM), Poder 24(TM) and Trim-Away(TM) products. The license has no sales quota. Product prices are set at the prices Moonlighting was charging unrelated persons when the license was given to Summit Technologies, subject to adjustment only to the extent Moonlighting's manufacturing costs for the products should increase due to increased product ingredient prices.

     Summit Technologies has no written license from BioGenesis for its industrial chemical and cleaner products.

     GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS.

     BioGenesis obtained EPA approval in 1994 and Underwriter Laboratories certification in 1997 for FlameOut(TM) (Listing No. 7P21). Moonlighting Philippines has obtained the approval of these products from the Philippine National Bureau of Fire Protection.

     No governmental approval is required in the U.S. or Mexico for the manufacture for sale of Stressex(TM), Poder 24(TM) or Trim-Away(TM). These products are made from herbs and other dietary ingredients that enable the products to be marketed as "dietary supplements" that contain no drugs, antibiotics or biologics that require prior governmental approval.


     BioGenesis has obtained the necessary U.S. Government approvals for its industrial chemical and cleaning products.

     GOVERNMENT REGULATIONS.


     The fire suppressant products Summit Technologies distributes are subject to government regulation in most countries of the world. The existence of this regulation is of benefit to Summit Technologies, because the BioGenesis fire suppressants are the favored substitute for Halon 1211, the fire suppressant of choice in most of the world before most countries agreed at the 1992 Geneva Peace Conference to phase out its use.

     Summit Technologies' Stressex(TM), Poder 24(TM) and Trim-Away(TM) products also are subject to government regulations. Until 1997 the Food, Drug and Cosmetic Act prohibited the use of a health claim or a nutrient content claim in the labeling of dietary supplements unless the Food and Drug Administration (the "FDA") published a regulation authorizing such a claim. The Food and Drug Administration Modernization Act of 1997 ("FDAMA") now allows distributors and manufacturers to use nutrient content claims in the labeling of dietary supplements if such claims are based on current, published, authoritative statements from certain federal scientific bodies, as well as from the National Academy of Sciences. A process is now administered by the FDA by which the scientific basis for such nutrient claims is established. Summit Technologies makes no nutrient claims in its labeling of Stressex(TM), Poder 24(TM) or Trim-Away(TM) and, thus, is not subject to obtaining prior government approval in its labeling of these products. It is required to label these products as "dietary supplements" if they are sold as such.

     The FDAMA does not provide a similar regimen for health claims in the labeling of dietary supplements but defers such to a procedure and standard to be established by regulation by the FDA. The FDA has not proposed any such regulations but has announced that it does propose that health claims based on authoritative statements be permitted for dietary supplements. Summit Technologies makes no health claims in its labeling of Stressex(TM), Poder 24(TM) or Trim-Away(TM) and, thus, should not be subject to such regulation when the FDA regulations in this regard are adopted.

     The Dietary Supplement Health and Education Act of 1994 ("DSHEA") provides that dietary supplements, without FDA authorization, may carry truthful and not misleading claims about the effect of a dietary supplement on the structure or function of the body for the maintenance of good health and nutrition. Dietary supplements may not carry claims that they can treat, diagnose, cure or prevent a disease. Recently proposed FDA regulations define the criteria for structure or function claims that DSHEA permits and the disease claims that it prohibits. Summit Technologies believes that its claims for its dietary supplements clearly fall within permissible limits as well as the proposed regulations and that the adoption of the proposed regulations will have no effect on its sale of Stressex(TM), Poder 24(TM) or Trim-Away(TM) products.

PROPERTIES.

     Summit Technologies owns no plants or real property. It leases space for its offices and for storing inventory.

OFFICE FACILITIES.

     Summit Technologies leases 1,815 square feet of space in Longview, Texas for its offices and for inventory storage at $1,159 a month and 300 square feet of space for additional inventory at $138 a month. Additional space is available for leasing should more storage space be required for inventory. Summit Technologies believes all space requirements can be met at its present location for at least the next year.

SEASONALITY.

     There is no known seasonal aspect to Summit Technologies' business.

RESEARCH AND DEVELOPMENT.

     Summit Technologies conducts no research and development.

ENVIRONMENTAL CONTROLS.

     Summit Technologies is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

YEAR 2000 COMPUTER PROBLEM.

     Summit Technologies has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. Summit Technologies is newly organized, presently uses off- the-shelf and easily replaceable software programs, and has yet to devise its own software programs.

NUMBER OF EMPLOYEES.

     On July 15, 1998, Summit Technologies employed six persons full time and no persons part time.

LEGAL PROCEEDINGS.

     Neither Summit Technologies nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

MARKET FOR SUMMIT TECHNOLOGIES' CAPITAL STOCK AND RELATED STOCKHOLDER
MATTERS.

     There is no public trading market for Summit Technologies' capital stock. There are 126 holders of record of Summit Technologies' issued and outstanding capital stock. Should the Merger not be approved and effected, no public trading market is expected to develop. Summit Technologies has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of Summit Technologies to pay dividends on its common stock, but Summit Technologies has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

     There are no shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, Common Stock of Summit Technologies.

     Should the proposed Merger be approved, the "public float" would consist of the 500,000 Spinoff Shares and 2,826,615 of the Merger Shares (those distributed to persons not in control of Summit Technologies), or a total of 3,326,615 shares. However, 2,984,225 Merger Shares will be distributed to the persons in control of Summit Technologies, who will be able to sell these shares pursuant to Rule 144 and Rule 145 under the Securities Act. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

FINANCIAL STATEMENTS.

     See "Financial Statements - Summit Technologies" for the financial statements of Summit Technologies containing (i) a balance sheet at December 31, 1997, and statements of income, cash flows, and changes in shareholders' equity for the period August 14, 1997 to December 31, 1997, and (ii) a statement of financial condition at April 30, 1998, and statements of income, changes in stockholders' equity and cash flows for the four months ended April 30, 1998, which have been prepared in accordance with generally accepted accounting principles.

     The financial statements of Summit Technologies appear later in this Prospectus-Proxy Statement on pages F-4 through F-11.

                             MANAGEMENT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table shows information as of July 15, 1998 with respect to each beneficial owner of more than 5% of each class of voting stock of the Company and of Summit Technologies, and to each of the officers and directors of the Company and of Summit Technologies individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the Spinoff and to the proposed Merger between the Company and Summit Technologies (6,560,840 shares):

                                             COMMON STOCK BENEFICIALLY OWNED
                                             -------------------------------
                                                 BEFORE         COMPANY COMMON
                                             SPINOFF-MERGER      AFTER MERGER
                                             --------------      ------------
                                           NO. OF      % OF    NO. OF     % OF
 THE COMPANY                               SHARES      CLASS   SHARES     CLASS
 -----------                               ------      -----   ------     -----

 SuperCorp Inc.
 100 North Broadway, Suite 3300
 Oklahoma City, OK 73102                   500,000       67          0      0(1)

 Albert L. Welsh
 3832 Northwest 69th
 Oklahoma City, OK 73116                   500,000(2)    67     26,786      0.4

 John Adams
 1205 Tedford
 Oklahoma City, OK 73116                   500,000(2)    67     26,786(3)   0.4

 Thomas J. Kenan
 212 Northwest 18th Street
 Oklahoma City, OK 73103                   500,000(2)    67     55,119(4)   0.8

 T.E. King
 49 Strawberry Lane, Suite 200
 Palos Verdes Peninsula, CA  90274         500,000(2)    67     26,786      0.4

 Ronald D. Wallace
 One Buckhead Plaza, 19th Floor
 3060 Peachtree Street, NW
 Atlanta, GA 30305                         500,000(2)    67     26,786(5)   0.4

 George W. Cole
 3535 Northwest 58th, Suite 770
 Oklahoma City, OK 73112                   125,000(6)    17    176,300(7)   2.7

 David Dischiavo
 7312 Authon Drive
 Dallas, TX 75248                          125,000       17      125,000    1.9

 Officers and Directors as a
 Group (1 person before Merger,            500,000       67            0      0
 0 persons after Merger)


-------------------------

(1) After allocating one share of Common Stock of the Company for each fourteen shares of common stock of SuperCorp, SuperCorp will have 232 shares available for rounding fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp, which owns 500,000 shares of Common Stock of the Company, and accordingly represents voting and investment power shared with the other directors of SuperCorp.

(3) These shares are attributed to Mr. Adams by reason of his being a controlling person of Meridyne, Inc., which owns 375,000 shares of Common Stock of SuperCorp and will receive 26,786 Spinoff Shares.

(4) These shares would be owned by the Marilyn C. Kenan Trust, which trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the Company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 375,000 shares of common stock of SuperCorp and 28,333 shares of common stock of Summit Technologies and would receive 26,786 shares of Common Stock of the Company in the Spinoff and 28,333 shares of Common Stock of the Company in the Merger. Mr. Kenan provides legal services to the Company and to SuperCorp.

(5) These shares are attributed to Mr. Wallace through his controlling interest in Sackville Advisors, Ltd., which owns 375,000 shares of Common Stock of SuperCorp and will receive 26,786 Spinoff Shares.

(6) These shares are owned of record by Marjorie Cole, Mr. Cole's spouse. Mr. Cole disclaims any beneficial ownership in shares of capital stock of the Company owned by his spouse. These 125,000 shares were received for Mr. Cole's services as a "promoter" of the Company. See "Transactions with Insiders."

(7) 27,550 of these shares would be received in the Spinoff, 23,750 shares would be received in the Merger, and 125,000 shares are owned now. See footnote (6). The 27,550 Spinoff Shares are attributed to Mr. Cole through the holdings of 385,700 shares of Common Stock of SuperCorp held by his spouse, Marjorie J. Cole - 375,000 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie
         J. Cole and George W. Cole - 1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret
         A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. The 23,750 Merger shares are attributed to Mr. Cole through the holdings of 23,750 shares of Common Stock of Summit Technologies held by his spouse, Marjorie J. Cole.

                                     COMMON STOCK BENEFICIALLY OWNED
                                     -------------------------------
                                        BEFORE           COMPANY COMMON
                                    SPINOFF-MERGER        AFTER MERGER
                                    --------------        ------------
                                 NO. OF       % OF     NO. OF        % OF
 SUMMIT TECHNOLOGIES             SHARES       CLASS    SHARES        CLASS
 -------------------             ------       -----    ------        -----

 B. Keith Parker                 2,360,805(1)  40.6     2,360,805(1)  36.0
 414 East Loop 281, Suite 7
 Longview, TX 75605

 Don Hendon                        111,240      1.9       111,240      1.7
 414 East Loop 281, Suite 7
 Longview, TX 75605

 Paula Parker                      510,000(2)   8.8       510,000(2)   7.8
 414 East Loop 281, Suite 7
 Longview, TX 75605

 Dean Haws                         247,100      4.3       247,100      3.8
 P. O. Box 1071
 Gilmer, TX 75644

 Ty Bishop                         211,400      3.6       211,400      3.2
 Suite 194
 660 Preston Forest Center
 Dallas, TX 75230

 James J. Roach                          0        0             0        0
 1255 Middlebury Road
 Middlebury, CT 06762

 Moonlighting Distribution         350,000      6.0       350,000      5.3
   Corporation(3)
 414 East Loop 281, Suite 7
 Longview, TX 75605

 Officers and Directors          2,930,545     50.4     2,930,545     44.7
 as a group (5 persons)

-------------------------

(1) Mr. Parker directly owns 1,850,805 shares of common stock of Summit Technologies. He is attributed the beneficial ownership of 80,000 shares owned by a minor son, Casey Joe Parker, and 80,000 shares owned by a minor daughter, Leslie Nicole Parker, who share his residence. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares. These same 510,000 shares are attributed to Paula Parker. See footnote (2).

(2) Mrs. Parker, who is the spouse of B. Keith Parker, is attributed 350,000 shares through her controlling stock ownership and position as a director of Moonlighting Distribution Corporation, the record owner of the shares. She is attributed the beneficial ownership of 80,000 shares owned by a minor son, Casey Joe Parker, and 80,000 shares owned by a minor daughter, Leslie Nicole Parker, who share her residence. These same 510,000 shares are attributed to Mr. Parker.

(3) Some 52.5 percent of the stock of Moonlighting Distribution Corporation is owned by B. Keith Parker and Paula Parker, husband and wife, who also are directors of such company. These 350,000 shares are also attributed to Mr. and Mrs. Parker by reason of their controlling stock ownership of such company and their positions as directors of it.


DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.

Set forth below are the names, and terms of office of each of the directors, executive officers and significant employees of both the Company and Summit Technologies and a description of the business experience of each.

     SUMMIT TECHNOLOGIES:

                                                OFFICE HELD    TERM OF
          PERSON                   OFFICE          SINCE       OFFICE
          ------                   ------       -----------    ------

 B. Keith Parker, 49       Chief Executive          1997        4-99
                           Officer and Director

 Don Hendon, 55            President, Chief         1997        4-99
                           Financial Officer
                           and Director

 Paula Parker, 44          Secretary, Treasurer     1997        4-99
                           and Director

 Dean Haws, 28             Director                 1997        4-99

 Ty Bishop, 27             Director                 1997        4-99

 James J. Roach, 51        Director                 1998        4-99

     THE COMPANY.

                                                OFFICE HELD    TERM OF
          PERSON                   OFFICE          SINCE       OFFICE
          ------                   ------       -----------    ------

 Albert L. Welsh, 66       President, Secretary     1998        2-99
                           and Director


     DIRECTORS OF SUMMIT TECHNOLOGIES.

     B. KEITH PARKER. Mr. Parker graduated from Texas A & M University and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995 he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which products they developed themselves. In July 1997 they organized Summit Technologies, Inc.

     DON HENDON. Mr. Hendon received a B.B.A. degree in 1965 from Sam Houston State University and began a career in accounting. From July 1966 until September 1973 he was a field agent for the Internal Revenue Service. From 1973 until 1978 he was a partner in the Longview, Texas accounting firm of Langston, Delouche, Hayes & Hendon. From 1978 until the present he has been a partner in the Longview accounting firm of Hendon and Russell.

     PAULA PARKER. Mrs. Parker received a bachelor of arts degree in 1975 and a master's degree in education, marketing and finance in 1977 from Stephen F. Austin University and a master's of finance degree in 1980 from the University of Colorado. While a runway model for seventeen years, she worked also on numerous contract jobs, primarily in banking in the promotion of automatic teller machines, and as an instructor for the American Banking Association.
She developed a franchise program for a restaurant and increased the restaurant business from three units to 46 units in five states in two years. She served as the liaison between then Arkansas Governor William J. Clinton and the catfish industry in Arkansas. In 1995 she and Keith Parker, her spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which products they developed themselves. In July 1997 they organized Summit Technologies, Inc.

     DEAN HAWS. Mr. Haws has been the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, for the last nine years. He has also been active in the oil field service business and the ostrich business.

     TY BISHOP. Mr. Bishop graduated from Texas Tech University in 1993 and majored in marketing and public relations. After graduation he organized Ty Bishop Management, which managed an alternative musical band. In 1995 he became a partner in Bishop Cellular Plus, an authorized agent for Southwestern Bell Mobile Systems. In 1996 he organized and owned Global Cartridge Sales, a reseller for new jumbo toner cartridges for laser printers and for re-manufactured toner cartridges. In 1997 he became a partner in WorldWide Link, an international trade company that represents inventors, manufacturers and exclusive distributors of products and services that save lives and help the world's environment.

     JAMES J. ROACH. Mr. Roach is the regional director of Summit Technologies' Northeast Marketing Region. He is currently the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State police sergeant and owns a private detective and security company. His clients include many insurance companies in the state of Connecticut.

     THE COMPANY.

     ALBERT L. WELSH. Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor Company in Dearborn, Michigan. From 1963 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer.

From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri-based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

REMUNERATION OF DIRECTORS AND OFFICERS.

     THE COMPANY.

     Mr. Welsh, the sole officer and director of the Company, has received and is receiving no compensation for his services for the Company. No compensation is proposed to be paid to any officer or director of the Company prior to the proposed Merger with Summit Technologies.

     SUMMIT TECHNOLOGIES.

     The directors of Summit Technologies receive no compensation for their services as directors. The officers of Summit Technologies received from it an aggregate of $9,000 of compensation in the last fiscal year for their services in all capacities. Should the Merger be effected, they shall become the officers of the post-merger Company.

     Mr. Parker, the chief executive officer of Summit Technologies, receives a salary of $5,000 a month. Mr. Hendon, the president, receives a salary of $3,000 a month.

     EMPLOYMENT CONTRACTS.

     Summit Technologies has no employment contracts with any of its officers or other employees.

     STOCK OPTIONS.

     The Company has adopted a stock option plan ("the Plan") which shall survive the Merger, the major provisions of which Plan are as follows:

     The directors of the Company have adopted a "1998 Stock Option Plan" pursuant to which options granted under the plan may be incentive stock options as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the Option Committee of the board of directors at the time of grant of an option and subject to the applicable provisions of
Section 422 of the Internal Revenue Code and regulations promulgated thereunder. The Plan enables the Option Committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. As of the date of this Offering Circular, the Option Committee has granted no options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     COMPANY'S TRANSACTIONS WITH INSIDERS AND PROMOTERS.

     The following persons may be deemed to be a "promoter" or an "insider" of the Company: Dave Dischiavo and George W. Cole. Each of such persons or his spouse has purchased, at $0.001 a share, 125,000 shares of Common Stock of the Company. George W. Cole's spouse and family shall receive 27,550 of the Spinoff Shares, such Spinoff Shares to be received pro rata with all other shareholders of SuperCorp. See "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of Mr. Dischiavo and Mr. Cole received $18,500 from Summit Technologies by May 1, 1998, for finder's fees and consulting services rendered in connection with the Spinoff and Merger. Mr. Cole exchanged $14,250 of such $18,500 fee for 23,750 shares of Common Stock of Summit Technologies at $0.60 a share and transferred the shares to his spouse, Marjorie Cole. See "Terms of the Transaction - Material Contacts Among the Companies."

     SUMMIT TECHNOLOGIES' TRANSACTIONS WITH MANAGEMENT.

     Summit Technologies paid $20,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - Stressex(TM), Poder 24(TM) and Trim-Away(TM). B. Keith Parker and his spouse, Paula Parker, who are officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Technologies will pay prices for these products earlier established in arms' length transactions with non-affiliated third parties.

     Summit Technologies' distribution rights to BioGenesis's fire suppression products were acquired not from BioGenesis but, rather, from Moonlighting Distribution Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and will pay to Moonlighting a royalty of $0.50 for each 16-ounce can of FirePower 911(TM) and $0.50 for each gallon of FlameOut(TM).


     On November 2, 1998 BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. See "Information About Summit Technologies - Description of Summit Technologies' Business - Business Development" and " - Patents, Trademarks and Licenses." The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.


PARENTS OF SUMMIT TECHNOLOGIES.

          Summit Technologies and Moonlighting Distribution Corporation ("Moonlighting") are affiliated through the common control of them by B. Keith Parker and Paula Parker, husband and wife, who are directors of each corporation, own 52.5% of the capital stock of Moonlighting (which itself owns seven percent of the capital stock of Summit Technologies) and own of record
37.5 percent of the capital stock of Summit Technologies.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to the Company and a director of SuperCorp, is named in this Prospectus as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust which is the beneficial owner (i) of 28,333 shares of Common Stock of Summit Technologies and (ii) of 375,000 of the issued and outstanding shares of Common Stock of SuperCorp and, by reason of these ownerships, shall become the beneficial owner of 26,786 Shares of the Company by way of the Spinoff and 28,333 shares of Common Stock of the Company by way of the Merger, should it be approved. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                INDEMNIFICATION

     Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of shareholders or disinterested directors. In such regard, an Texas corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, Summit Technologies or, should the proposed merger become effective, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to Summit Technologies.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of the Company and of Summit Technologies appear as follows:


SUMMIT ENVIRONMENTAL CORPORATION, INC.
     Independent Auditors' Report . . . . . . . . . . . . . . .     F-1
     Balance Sheet July 17, 1998  . . . . . . . . . . . . . . .     F-2
     Notes to Balance Sheet July 17, 1998 . . . . . . . . . . .     F-3
SUMMIT TECHNOLOGIES, INC.
     Independent Auditors' Report   . . . . . . . . . . . . . .     F-5
     Statement of Financial Condition December 31, 1997   . . .     F-6
     Statement of Income December 31, 1997  . . . . . . . . . .     F-7
     Statement of Changes in Stockholders' Equity for the
          Period August 14, 1997 to December 31, 1997   . . . .     F-8
     Statement of Cash Flows for the Period August 14, 1997
          to December 31, 1997  . . . . . . . . . . . . . . . .     F-9
     Notes to Financial Statements  . . . . . . . . . . . . . .    F-10
     Independent Auditors' Report   . . . . . . . . . . . . . .    F-12
     Statement of Financial Condition June 30, 1998 . . . . . .    F-13
     Statement of Income June 30, 1998  . . . . . . . . . . . .    F-14
     Statement of Changes in Stockholders' Equity for the
          for the Six Months Ended June 30, 1998  . . . . . . .    F-15
     Statement of Cash Flows for the Six Months
          Ended June 30, 1998   . . . . . . . . . . . . . . . .    F-16
     Notes to Financial Statements  . . . . . . . . . . . . . .    F-17

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
  Summit Environmental Corporation, Inc.



     We have audited the balance sheet of Summit Environmental Corporation, Inc. (a Texas corporation), a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of July 17, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Summit Environmental Corporation, Inc. as of July 17, 1998, in conformity with generally accepted accounting principles.


                              /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
July 17, 1998

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET

                                 JULY 17, 1998





ASSETS

  Cash - on deposit in trust account                              $ 750
                                                                  =====



STOCKHOLDER'S EQUITY

  Preferred Stock - Authorized 10,000,000 shares,
    $0.001 par value - none issued

  Common Stock - 40,000,000 shares authorized,
    $0.001 par value, 750,000 shares issued                         750
                                                                  -----

                                                                  $ 750
                                                                  =====





                  The accompanying notes are an integral part
                             of this balance sheet.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                         (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                                 JULY 17, 1998


(1)  ORGANIZATION

     Summit Environmental Corporation, Inc. (the Company) was organized in accordance with the Business Corporation Act of the State of Texas on February 24, 1998, for the purpose of merging (the "Merger") with Summit Technologies, Inc. (Summit Technologies), a Texas corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with Summit Technologies. Should the Merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a shareholder, president and director of SuperCorp Inc., the Company's parent.

     Stock of the Company is owned by SuperCorp Inc. and will be distributed to its shareholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s shareholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated March 16, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City, Oklahoma.

(2)  MERGER AGREEMENT

     The Company agreed on July 14, 1998, to merge with Summit Technologies. Summit Technologies is an operating company in the business of marketing products, under license to it, through television infomercials, radio spots, and a national industrial distribution company. The Company will be the surviving corporation (Survivor), but Summit Technologies will elect all directors and officers of the Survivor. All currently outstanding stock of Summit Technologies in the hands of its shareholders will be cancelled and converted into 5,810,840 shares of common stock of the Company, all authorized but unissued, to be owned by the shareholders of Summit Technologies, when the Merger is effective. The Merger of Summit Technologies and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The Merger is contingent upon the effectiveness of the registration statements, and upon the shareholders of the Company and Summit Technologies approving the proposed Merger. Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if Summit Technologies recapitalized. Additionally, the historical financial statements for the Company prior to the Merger will be those of Summit Technologies. Upon completion of the proposed Merger, the shareholders of Summit Technologies will own 5,810,840 shares of Common

Stock of the Company or 88.6% of its voting shares. The fiscal year of the Company will be December 31.

(3)  COMMON STOCK OPTIONS

     The sole director and stockholders approved the 1998 Stock Option Plan of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company will have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan are 500,000. No options have been granted in accordance with this Plan.

                      [GARNER & LAWRENCE, LLP LETTERHEAD]




                          INDEPENDENT AUDITORS' REPORT


Mr. Keith Parker
Summit Technologies, Inc.
Longview, Texas

We have audited the accompanying statement of financial condition of Summit Technologies, Inc. as of December 31, 1997, and the related statements of income, retained earnings, and cash flows for the period August 14, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Technologies, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period August 14, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.




                                        /s/ GARNER & LAWRENCE, LLP
                                        ---------------------------------------
                                        Garner & Lawrence, LLP

January 5, 1998

                            SUMMIT TECHNOLOGIES, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1997


                                     ASSETS



CURRENT ASSETS

    Cash in banks                                                               $     5,001
    Accounts receivable                                                              72,811
    Inventory                                                                        14,576
                                                                                -----------
       Total current assets                                                                    $      92,388

PROPERTY AND EQUIPMENT                                                                                     -

OTHER ASSETS

    Licenses (Note 2)                                                                10,000
    Less:  Accumulated amortization                                                    (500)
                                                                                -----------
       Total other assets                                                                              9,500
                                                                                               =============
TOTAL ASSETS                                                                                   $     101,888
                                                                                               =============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT  LIABILITIES

    Accounts payable                                                            $     7,874
    Accrued income tax (Note 5)                                                       7,252
                                                                                -----------
       Total current liabilities                                                               $      15,126

LONG TERM LIABILITIES                                                                                      -
                                                                                               -------------
       Total liabilities                                                                              15,126

STOCKHOLDERS' EQUITY

    Capital stock (no par; 100,000 common shares authorized,
       issued and outstanding; stated value $.01 per share)                           1,000
    Additional paid in capital                                                       45,000
    Retained earnings                                                                40,762
                                                                                -----------
       Total stockholders' equity                                                                     86,762
                                                                                               =============
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $     101,888
                                                                                               =============



                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                               STATEMENT OF INCOME
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997



SALES                                                          $      74,349

COST OF SALES                                                          9,465
                                                                ------------
       Gross profit                                                            $     64,884

OPERATING EXPENSES
    Advertising                                                          600
    Amortization                                                         500
    Automobile expense                                                   600
    Office expenses                                                    1,730
    Officer compensation                                               9,000
    Marketing                                                            900
    Miscellaneous                                                        995
    Postage and delivery                                               1,361
    Printing and reproduction                                            884
    Professional fees                                                    300
                                                                ------------
       Total operating expenses                                                      16,870
                                                                               ------------
       Net income from operations                                                    48,014
Income tax expense (Note 5)                                                           7,252
                                                                               ------------
NET INCOME                                                                     $     40,762
                                                                               ============



                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997




                                                        CAPITAL       RETAINED
                                                         STOCK        EARNINGS         TOTAL
                                                     ------------   ------------    -----------
BALANCES - AUGUST 14, 1997                           $          -   $          -   $          -
Stock issued (100,000 shares)                              46,000              -         46,000
Net income for the period                                       -         40,762         40,762
                                                     ============   ============   ============
BALANCES - DECEMBER 31, 1997                         $     46,000   $     40,762   $     86,762
                                                     ============   ============   ============










                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997




CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                             $     40,812
    Adjustments to reconcile net income to cash used in
       operating activities:
          Amortization                                                                              500
          Increase in accounts receivable                                                       (72,811)
          Increase in inventory                                                                 (14,576)
          Increase in accounts payable                                                            7,874
          Increase in accrued income taxes                                                        7,202
                                                                                           ------------
             Net cash used in operating activities                                              (30,999)

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of license                                                                      (10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds of stock issue                                                                      46,000
                                                                                           ------------
Net increase in cash and cash equivalents                                                         5,001
Cash and cash equivalents - August 14, 1997                                                           -
                                                                                           ============
CASH AND CASH EQUIVALENTS - DECEMBER 31, 1997                                              $      5,001
                                                                                           ============

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
       Interest                                                                                       -
       Income tax                                                                                     -



                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Summit Technologies, Inc. ("the Company") is a Texas corporation formed on August 14, 1997, which is engaged in the business of marketing technologically advanced products, including fire prevention and extinguishment materials, various herbal health products, and others. The products are proprietary or are under licensing contracts. Marketing efforts include "infomercials" and other television promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

Inventory - Inventory is reported at the lower of cost or market using the first-in, first-out method.

Intangible Assets - Licenses are recorded at cost. Amortization is computed on the straight-line method over sixty months.

Income Taxes - For federal income tax purposes, the Company uses the accrual method of accounting. The tax year end is December 31. The only difference between tax and financial reporting involves the length of the amortization period for intangible assets. If the difference becomes material, deferred taxes will be reported.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks and any short-term debt securities purchased with a maturity of three months or less.

Advertising - Advertising costs are expensed as incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - LICENSES

A license for limited exclusive marketing rights to various fire prevention and extinguishment products has been acquired for a fee of $10,000. An annual production quota, which is still being negotiated as of December 31, 1997, must also be complied with to maintain the license.

NOTE 3 - RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties during the period :

 - Sales totaling $65,610 were made to Flameout International, with special 90-day payment terms not available to other customers. The Company and Flameout International have common members of management.

 - Sales totaling $2,336 were made to various Company shareholders or their related businesses.

 - Purchases of inventory items totaling $13,645 were made from the related parties mentioned above.

 - The Company and another business with common shareholders share office space and the related expenses.

At year end, receivables from related parties totaled $67,947, and payables to related parties totaled $1,742.

NOTE 4 - CONCENTRATIONS

Approximately 88% of sales during the period were made to Flameout International. As of the year end, approximately 90% of accounts receivable were due from Flameout International.

                            SUMMIT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1997





NOTE 5 - FEDERAL INCOME TAX

Significant components involved in the calculation of income tax for the period August 14, 1997 through December 31, 1997 are shown below:


Net financial income before income tax                   $48,014
Adjustments to arrive at regular taxable income:
    Amortization adjustment                                  333
                                                         -------
       Regular taxable income                            $48,347
                                                         =======
Regular tax at statutory rates                           $ 7,252
Alternative minimum tax                                        -
                                                         -------
       Net current income tax expense                      7,252
Less tax deposits                                              -
                                                         -------
       Net tax liability                                 $ 7,252
                                                         =======

                      [GARNER & LAWRENCE, LLP LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

Mr. Keith Parker
Summit Technologies, Inc.
Longview, Texas

We have audited the accompanying statement of financial condition of Summit Technologies, Inc. as of June 30, 1998, and the related statements of income, retained earnings, and cash flows for the six month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Technologies, Inc. as of June 30, 1998, and the results of its operations and its cash flows for the six month period then ended in conformity with generally accepted accounting principles.




                                  /s/ GARNER & LAWRENCE, LLP
                                  ----------------------------------------------


September 25, 1998



(Except for Note 12 as to which the date is November 3, 1998)

                            SUMMIT TECHNOLOGIES, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                  JUNE 30, 1998
                                     ASSETS


CURRENT ASSETS
    Cash in banks                                                                            $   289,412
    Accounts receivable                                                                          119,116
    Due from stockholders (Note 3)                                                               804,350
    License fee receivable (Note 4)                                                               80,000
    Inventory                                                                                     46,178
    Accrued income tax refund (Note 10)                                                            6,555
                                                                                             ------------
       Total current assets                                                                                    $ 1,345,611
PROPERTY AND EQUIPMENT
    Office furniture and equipment                                                                14,446
    Leasehold improvements                                                                         2,856
    Accumulated depreciation                                                                      (1,901)
                                                                                             ------------
       Net property and equipment                                                                                   15,401
OTHER ASSETS
    Due from officers                                                                              1,500
    Merger costs (Note 2)                                                                         94,719
    Licenses (Note 4)                                                                            165,000
    Accumulated amortization                                                                      (7,522)
                                                                                             ------------
       Total other assets                                                                                          253,697
                                                                                                               -----------
TOTAL ASSETS                                                                                                   $ 1,614,709
                                                                                                               ===========
                                   LIABILITIES, COMMON STOCK SUBJECT TO A CONTINGENCY,
                                                 AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                                        $     35,271
    Accrued liabilities                                                                           58,871
    Note payable (Note 11)                                                                         4,233
                                                                                            ------------
       Total current liabilities                                                                               $    98,375
LONG TERM LIABILITIES                                                                                                   --
                                                                                                               ------------
       Total liabilities                                                                                            98,375
COMMON STOCK SUBJECT TO A CONTINGENCY (Note 9)
    810,840 shares issued and outstanding                                                            811
    Additional paid in capital                                                                 1,071,617
                                                                                            ------------
       Total common stock subject to a contingency                                                               1,072,428
STOCKHOLDERS' EQUITY
    Capital stock (no par; 10,000,000 common shares authorized,
       5,000,000 shares issued and outstanding)                                                    5,000
    Additional paid in capital                                                                   441,000
    Retained earnings                                                                             (2,094)
                                                                                            ------------
       Total stockholders' equity                                                                                  443,906
                                                                                                               -----------
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO A
    CONTINGENCY, AND STOCKHOLDERS' EQUITY                                                                      $ 1,614,709
                                                                                                               ===========


                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                               STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


SALES                                                                                              $ 59,187
COST OF SALES                                                                                        38,149
                                                                                                   --------
       Gross profit                                                                                                 $ 21,038
OPERATING EXPENSES
    Advertising                                                                                         850
    Amortization                                                                                      7,022
    Automobile expense                                                                                8,228
    Consulting fees                                                                                   1,950
    Contract services                                                                                 1,310
    Depreciation                                                                                      1,901
    Insurance                                                                                         5,992
    Marketing                                                                                        19,731
    Miscellaneous                                                                                     1,202
    Office expenses                                                                                   5,328
    Officer compensation                                                                             38,197
    Postage and delivery                                                                              5,413
    Printing and reproduction                                                                         1,549
    Professional fees                                                                                12,100
    Rent                                                                                              7,731
    Repairs                                                                                           1,337
    Salaries - office                                                                                15,744
    Taxes                                                                                             3,876
    Telephone and utilities                                                                           6,351
    Travel and entertainment                                                                         24,637
                                                                                                   --------
       Total operating expenses                                                                                      170,449
                                                                                                                   ---------
       Net loss from operations                                                                                     (149,411)
OTHER INCOME
    Sale of license                                                                                                  100,000
                                                                                                                   ---------
       Net loss before income tax                                                                                    (49,411)
Income tax benefit (Note 10)                                                                                           6,555
                                                                                                                   ---------
NET LOSS                                                                                                           $ (42,856)
                                                                                                                   =========


                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


                                                                 CAPITAL     ADDITIONAL    RETAINED
                                                                  STOCK       PAID IN      EARNINGS        TOTAL
                                                                ---------    ---------     ---------     ---------
BALANCES - DECEMBER 31, 1997
    (100,000 shares outstanding)                                $   1,000    $  45,000     $  40,762     $  86,762
Adjustment for 35-for-1 stock split - January 23, 1998
    (3,500,000 shares outstanding)                                  2,500       (2,500)         --            --
Sale of 1,500,000 shares - January 24, 1998 through
    March 26, 1998                                                  1,500      398,500          --         400,000
Net loss for the period                                              --           --         (42,856)      (42,856)
                                                                ---------    ---------     ---------     ---------
BALANCES - JUNE 30, 1998                                        $   5,000    $ 441,000     $  (2,094)    $ 443,906
                                                                =========    =========     =========     =========



                 COMMON STOCK SUBJECT TO A CONTINGENCY (NOTE 9)


                                                                 CAPITAL      ADDITIONAL     RETAINED
                                                                  STOCK        PAID IN       EARNINGS        TOTAL
                                                                ----------    ----------    ----------    ----------
Sale of 250,000 shares - April 1998                             $      250    $  149,750    $     --      $  150,000
Sale of 384,840 shares - June 1998                                     385       917,043          --         917,428
Sale of 176,000 shares for services rendered                           176         4,824          --           5,000
                                                                ----------    ----------    ----------    ----------
TOTALS                                                          $      811    $1,071,617    $     --      $1,072,428
                                                                ==========    ==========    ==========    ==========



                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                             STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                                      $  (42,856)
    Adjustments to reconcile net income to cash used in operating activities:
          Amortization                                                                                 7,022
          Depreciation                                                                                 1,901
          Increase in accounts receivable                                                            (46,305)
          Increase in license fee receivable                                                         (80,000)
          Increase in inventory                                                                      (31,602)
          Increase in accrued income tax refund                                                       (6,555)
          Increase in accounts payable                                                                27,397
          Increase in accrued expenses                                                                 6,946
          Increase in commission payable                                                              44,673
                                                                                                  -----------
             Net cash used in operating activities                                                                $  (119,379)
CASH FLOWS FROM INVESTING ACTIVITIES
    Due from stockholders                                                                           (804,350)
    Acquisitions of property and equipment                                                           (17,302)
    Advances to officers                                                                              (1,500)
    Merger costs                                                                                     (94,719)
    Licenses acquired                                                                               (155,000)
                                                                                                  -----------
             Net cash used in investing activities                                                                 (1,072,871)
CASH FLOWS FROM FINANCING ACTIVITIES
    Loan proceeds                                                                                      6,554
    Loan principal repayments                                                                         (2,321)
    Proceeds from sale of stock                                                                    1,472,428
                                                                                                  -----------
             Net cash provided by financing activities                                                              1,476,661
                                                                                                                  ------------
Net increase in cash and cash equivalents                                                                             284,411
Cash and cash equivalents - December 31, 1997                                                                           5,001
                                                                                                                  ------------
CASH AND CASH EQUIVALENTS - JUNE 30, 1998                                                                         $   289,412
                                                                                                                  ============

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
       Interest                                                                                                   $       351
       Income tax                                                                                                       7,252




                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Summit Technologies, Inc. ("the Company") is a Texas corporation formed on August 14, 1997, which is engaged in the business of marketing technologically advanced products, including fire suppression materials, various herbal health products, and others. The products are proprietary or are under licensing contracts. Marketing efforts include "infomercials" and other television promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

Inventory - Inventory is reported at the lower of cost or market using the first-in, first-out method.

Intangible Assets - Licenses are recorded at cost. Amortization is computed on the straight-line method over sixty months.

Merger Costs - The Company capitalizes all costs incurred in connection with a proposed merger transaction. Upon consummation of the merger, the costs will be treated in accordance with the accounting policies of the new entity. If the merger is not accomplished under the current proposal, the costs will be expensed by the Company.

Income Taxes - For federal income tax purposes, the Company uses the accrual method of accounting. The tax year end is December 31. Differences between tax and financial reporting include the length of the amortization period for intangible assets and depreciation methods and lives for property and equipment. If the differences become material, deferred taxes will be reported.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks and any short-term debt securities purchased with a maturity of three months or less.

Advertising and Promotion - Advertising and promotion costs are expensed as incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - MERGER COSTS
The Company is involved in a proposed merger transaction with Summit Environmental Corporation, Inc. ("SECI"). SECI is currently a majority-owned subsidiary of SuperCorp Inc., a publicly traded company, which would "spin off" its shares of SECI prior to the vote by the Company's shareholders on the proposed merger. The purpose of the proposed transaction is to create an active public market for the common stock of the new corporation. As of June 30, 1998, the Company has incurred related costs of $94,719.

NOTE 3 - DUE FROM STOCKHOLDERS
The Company issued 384,840 shares of its stock during June 1998 for net proceeds of $922,428. Of this amount, $804,350 was not collected and deposited until July 1998. This amount due from stockholders is presented in the Statement of Financial Condition as a current asset.

                            SUMMIT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  JUNE 30, 1998

NOTE 4 - LICENSES

A license for limited exclusive marketing rights to various fire suppression products was acquired by the Company. As of June 30, 1998, the Company had paid fees totaling $135,000 for the license. The license agreement requires additional payments of $75,000 during 1998 and $100,000 during each of the three years 1999 - 2001. However, the Company has signed a letter of intent with the licensor to purchase the patent rights. If this purchase is consummated, the license for marketing rights will be rendered obsolete and all payments remaining under that agreement will be canceled.

The aforementioned license agreement authorizes the Company to sell marketing rights to third parties for international distribution of the products. As of June 30, 1998, one license covering the China/Hong Kong area had been sold for $100,000, with $20,000 collected.

Licenses for limited exclusive marketing rights to various herbal health products have been acquired for fees totaling $30,000. Under the agreements, the Company must meet annual production quotas. The grantor of the licenses is the manufacturer/supplier of the products.

NOTE 5 - LEASES

The Company has a lease agreement for the office space it occupies; the lease is month-to-month, under which the Company pays $1,185 per month, with a 30-day notice required for termination. The Company leases office equipment on a month-to-month basis; the amount of the required monthly payment is determined by actual usage; monthly payments during the six months ended June 30, 1998 averaged $171. The Company signed a lease agreement on May 20, 1998 for storage space for a monthly payment of $1,100 for two years plus an optional two year extension.

Minimum required rentals for the twelve months ended June 30, 1999 total $13,200. Minimum required rentals for the twelve months ended June 30, 2000 total $12,100.

NOTE 6 - STOCK RESTRICTIONS

As of June 30, 1998, all shares of stock of the Company are "restricted stock," as such term is employed by the Securities and Exchange Commission ("the Commission"). As such, these shares may not be transferred for value unless registered with the Commission or an exemption from registration is available. Each shareholder of these restricted securities, however, may transfer for value pursuant to the SEC's Rule 144 after holding the stock for a one-year period.

                            SUMMIT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  JUNE 30, 1998

NOTE 7 - RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties during the six months ended June 30, 1998:

- The Company purchased the licenses for herbal health products mentioned in
Note 4 from an entity with common shareholders and management members with the Company.

- The Company and another business with common shareholders share office space and the related expenses.

NOTE 8 - CONCENTRATIONS

As of June 30, 1998, approximately 55% of accounts receivable was due from Flameout International resulting from sales made in 1997, and 39% was due from Proformance Marketing resulting from 1998 sales.

NOTE 9 - CONTINGENCIES

As mentioned in Note 2, the Company is involved in a proposed merger transaction with Summit Environmental Corporation, Inc.("SECI"). SECI filed a registration statement with the Securities and Exchange Commission ("the Commission") on March 26, 1998 related to the proposed merger, naming the Company as the entity proposed to be merged into SECI. The Company subsequently sold 810,840 shares of its common stock in an offering intended to be exempt from registration pursuant to the provisions of Section 4 (2) of the Securities Act of 1933 and of Regulation D, Rule 506 of the Commission. It is possible, but not certain, that the filing of the registration statement by SECI and the manner in which the Company conducted the sale of the 810,840 shares of common stock constituted "general advertising or general solicitation" by the Company. General advertising and general solicitation are activities that are prohibited when conducted in connection with an offering intended to be exempt from registration pursuant to the provisions of Regulation D, Rule 506 of the Commission. The Company does not concede that there was no exemption from registration available for this offering. Nevertheless, should the aforementioned circumstances have constituted general advertising or general solicitation, the Company would be denied the availability of Regulation D, Rule 506 as an exemption from the registration requirements of the Securities Act of 1933 when it sold the 810,840 shares of common stock after March 26, 1998. Should no exemption from registration have been available with respect to the sale of these shares, the persons who bought them would be entitled, under the Securities Act of 1933, to the return of their subscription amounts if actions to recover such monies should be filed within one year after the sales in question. Accordingly, the amounts received by the Company from the sale of these shares are set apart from Stockholders' Equity to indicate this contingency.

As mentioned in Note 4,the Company has signed a letter of intent to purchase the patent rights to the fire prevention and extinguishment products for which it currently holds the limited marketing license. If the purchase is consummated, the Company would be required to pay cash of $925,000 plus 750,000 shares of Company stock; the limited marketing license would become obsolete and the Company's remaining obligations related to it would be canceled.

                            SUMMIT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  JUNE 30, 1998

NOTE 10 - FEDERAL INCOME TAX

The Company files federal income tax returns on a calendar year basis. The accrued income tax calculation is based on the six month period ended June 30, 1998. Significant components involved in this calculation are shown below:

Net financial income before income tax                                    $(49,411)
Adjustments to arrive at regular taxable income:
    Amortization adjustment                                                  4,681
    Meals and entertainment limitation                                       1,032
                                                                          --------
                                                                           (43,698)
Annualize                                                                      x 2
                                                                          --------
    Annualized net operating loss                                          (87,396)
                                                                          ========
Accrued income tax at statutory rates                                     $   --
                                                                          ========
Accrued refund from carryback of $43,698 net operating loss to 1997       $  6,555
                                                                          ========


NOTE 11 - NOTE PAYABLE

As of June 30, 1998, the Company was obligated under one note payable, described as follows:


                                                        INTEREST        MONTHLY          CURRENT       LONG TERM
         CREDITOR                  COLLATERAL             RATE          PAYMENT          PORTION        PORTION       TOTAL
         --------                  ----------           --------       ---------        ---------      ---------     --------
The Mortgage Center            Computer equipment          12%         $     445        $   4,233      $      --     $  4,233
                                                                       =========        =========      =========     ========

NOTE 12 - SUBSEQUENT EVENTS

On November 2, 1998 the Company acquired an assignment from BioGenesis Enterprises, Inc. of the patents, trademarks and other intellectual property rights (the "Intellectual Property") related to the fire suppressant products that, until then, were only licensed to the Company. One effect of the assignment was to merge the license into the patent and cancel the obligation of the Company to make future license payments of $375,000 (see Note 4 above). The assignment was made pursuant to an amendment to an April 27, 1998 letter of intent between the Company and BioGenesis (see Note 9 - Contingencies, last paragraph), which amendment acknowledged that the Company had earlier paid $125,000 toward the purchase of the Intellectual Property and revised the payment schedule of the balance of the purchase price to be as follows:
February 1, 1999 - $200,000; February 2, 1999 - 750,000 shares of common stock of the Company; April 1, 1999 - $300,000; and August 1, 1999 - $300,000.

                                   APPENDIX A

                               AGREEMENT OF MERGER

          This Agreement of Merger ("the Agreement") is made and entered into as of July 14, 1998, by and among Summit Environmental Corporation, Inc., a Texas corporation ("the Company"); Summit Technologies, Inc., a Texas corporation ("Summit Technologies"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

          WHEREAS, the Directors of the Company and the Directors of Summit Technologies have each agreed to submit to their respective shareholders, for such shareholders' approval or rejection, the merger of Summit Technologies into the Company ("the Merger") in accordance with the provisions of the Texas General Corporation Act, other applicable law and the provisions of this Agreement; and

          WHEREAS, SuperCorp is the controlling shareholder of the Company;

          NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, Summit Technologies, and SuperCorp agree as follows:

          1. Merger; Effective Date. Pursuant to the terms and provisions of this Agreement and of the Texas Business Corporation Act, and subject to the prior approval by the shareholders of each of the Company and Summit Technologies, Summit Technologies shall be merged with and into the Company, as confirmed by the filing of articles of merger with the Secretary of State of the State of Texas ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and Summit Technologies shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of Summit Technologies, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each, including, without limitation, (i) the obligation to make payment for the fair value of any shares held by a shareholder of either of the Constituent Corporations who has complied with the requirements of Article 5.12 of the Texas Business Corporation Act for the recovery of the fair value of his shares, and (ii) the obligation to make payment for all fees and franchise taxes as required by law; otherwise, the Company's identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

          2. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

          3. Directors. The directors of Summit Technologies on the Effective Date shall become the directors of the Surviving Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

          4. Officers. The officers of Summit Technologies on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

          5. Manner of Conversion. The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

            5.1. The shares of capital stock of Summit Technologies which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 5,810,840 shares of Common Stock ("the Merger Shares") of the Company.

            5.2. There shall be 500,000 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its shareholders ("the Spinoff").

            5.3 There shall be 250,000 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Dave Dischiavo and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

            5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or Summit Technologies outstanding on the Effective Date.

          6. Representations and Warranties. SuperCorp and the Company jointly represent and warrant to, and agree with, Summit Technologies that:

            6.1 The Company has been duly organized and is validly existing under the Texas Business Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

            6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                                      Number of                  Par value
          Class                     Series                             Shares                    of shares
          -----                     ------                            ---------                  ---------
          Common                    None                               40,000,000                $0.001
          Preferred                 To be designated                   10,000,000                $0.001
                                    by the directors

                  6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows: 750,000 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of Common Stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

                  6.4 The Company has no liabilities or obligations, whether absolute, contingent or otherwise.

                  6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

                  6.6 As of the Effective Date, the Merger and the Agreement will have been duly authorized and approved by the Company's directors and shareholders.

                  6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

          7. Conditions of Summit Technologies' obligations. The obligations of Summit Technologies to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

            7.1 The Merger Shares and the Spinoff Shares of Common Stock of the Company to be distributed pursuant to the provisions of paragraph 5.1 and 5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

            7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

            7.3 The directors and the shareholders of Summit Technologies are free to approve or disapprove the Merger in their full discretion.

          8. Tax Treatment. The merger of the Company and Summit Technologies shall be accomplished as a tax-free reorganization.

          9. Certificate of Merger. Upon the approval of the merger by the shareholders of the Company and of Summit Technologies, the officers of the Company shall file with the Secretary of State, State of Texas either a certified copy of this Agreement, Articles of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Texas, the Agreement may be terminated by the board of directors of Summit Technologies notwithstanding approval of this Agreement by the shareholders of Summit Technologies or of the Company.

                                     Summit Environmental Corporation,
                                     a Texas corporation


                                     By: /s/ Albert L. Welsh
                                        -------------------------------
                                        Albert L. Welsh, President

                                     Summit Technologies, Inc.,
                                     a Texas corporation


                                     By: /s/ B. Keith Parker
                                        -------------------------------
                                        B. Keith Parker, Chief Executive
                                        Officer

                                     SuperCorp Inc.


                                     By: /s/ Albert L. Welsh
                                        -------------------------------
                                        Albert L. Welsh, President

                                     PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses are being paid by Summit Technologies, Inc., the company with which the Registrant proposes to merge.


                  Item                                         Amount
                  ----                                         ------
          Registration fees                                  $      100
          Escrow agent's fee                                        500
          Filing expenses (EDGAR)                                 4,000
          Stock transfer agent's fee                              4,000
          Printing and engraving                                 10,000
          Postage                                                 5,400
          Legal                                                  20,000
          Accounting and auditors                                 4,000
          Finder's fee                                           18,500
          Standard & Poor's Corporation Records
                  publication fee                                 5,000
                                                             ----------
                  Total Expenses                             $   71,500

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          There is set forth in the Prospectus under "Terms of the Transaction -Indemnification for Securities Act Liabilities" a description of the laws of the State of Texas with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Texas.

          Both the Company and Summit Technologies, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Texas, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the Company or Summit Technologies, Inc., as the case may be.

          To the extent of the indemnification rights provided by the State of Texas statutes and provided by the Company's and Summit Technologies, Inc.'s articles of incorporation and bylaws, and to the extent of Summit Technologies, Inc.'s and the Company's abilities to meet such indemnification obligations, the officers, directors and agents of Summit Technologies, Inc. or the Company would be beneficially affected.

RECENT SALES OF UNREGISTERED SECURITIES.

          On March 12, 1998, the Registrant issued 500,000 shares of its Common Stock to its corporate parent, SuperCorp, Inc., a Texas corporation, for a cash consideration of $500, or $0.001 a share, and on March 12, 1998, issued 125,000 shares of its Common Stock to Dave Dischiavo and 125,000 shares of its Common Stock to Marjorie Cole, the spouse of George W. Cole for a cash consideration in each instance of $125, or $0.001 a share.

SERVICES RENDERED BY INSIDERS.

          Mr. Dischiavo and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 125,000 shares of Common Stock of the Registrant for $125, or $0.001 a share. Each also performed services for the Registrant and SuperCorp Inc.

          Mr. Dischiavo's and Mr. Cole's services consisted of introducing Summit Technologies to SuperCorp in early 1998 and in advising Summit Technologies of the advantages to it of entering into the Agreement of Merger with the Company (see "Appendix A - Agreement of Merger").

          There was no underwriter, and none of the above-described securities were offered to any persons other than the present holders of these securities.

          The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and by Regulation D, Rule 506.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          Separately bound but filed as part of this Registration Statement are the following exhibits:

         Exhibit                                  Item
           2           -        Agreement of Merger of March 16, 1998, between
                                Summit Environmental Corporation, Inc. and
                                Summit Technologies, Inc. (Superseded by Exhibit
                                2.1).

           2.1         -        Agreement of Merger of July 14, 1998, between
                                Summit Environmental Corporation, Inc. and
                                Summit Technologies, Inc.**

           3.1         -        Articles of Incorporation of Summit
                                Environmental Corporation, Inc.*

           3.1.1       -        Amendment to Articles of Incorporation of
                                Summit Environmental Corporation, Inc.**

           3.2         -        Bylaws of Summit Environmental Corporation,
                                Inc.*

           3.3         -        Amended Articles of Incorporation of Summit
                                Technologies, Inc.*

           3.4         -        Bylaws of Summit Technologies, Inc.*

           5           -        Opinion of Thomas J. Kenan, Esq., as to the
                                legality of the securities covered by the
                                Registration Statement.*

           8           -        Opinion of Thomas J. Kenan, Esq., as to tax
                                matters and tax consequences.  (Superseded by
                                Exhibit 8.1.)

           8.1         -        Opinion of Thomas J. Kenan, Esq., as to tax
                                matters and tax consequences.**

          10           -        Escrow Agreement among Summit Environmental
                                Corporation, Inc.; SuperCorp Inc.; and
                                Bank One Trust Company, NA, Oklahoma City,
                                Oklahoma.*

          10.1         -        1998 Stock Option Plan adopted by Summit
                                Environmental Corporation, Inc.*

          10.2         -        Representative agreement among certain
                                shareholders of SuperCorp relating to
                                compliance with SEC Rule 419.*

          10.3         -        Limited Exclusive Marketing Bilateral
                                Agreement between Moonlighting Distribution
                                Corporation-USA and Summit Technologies, Inc.
                                (Poder Sexual, Ultimate Stressex and/or Poder
                                24)*

          10.4         -        Limited Exclusive Marketing Bilateral
                                Agreement among B. Keith Parker, individually
                                and as Chairman of the Board and CEO of
                                Moonlighting Distribution Corporation-USA,
                                d/b/a Moonlighting International, and Summit
                                Technologies, Inc. (FireKare, FirePower 911,
                                Super Cold Fire, and Flame Out)*

          10.5         -        Television Commercial Agreement between
                                American Independent Network ("AIN") and
                                Summit Technologies, Inc.**

          10.6         -        Exclusive Marketing Bilateral Agreement between
                                Moonlighting Distribution Corporation-USA and
                                Summit Technologies, Inc. (Trim-Away).**

          10.7         -        November 2, 1998 Amendment to April 27, 1998
                                Letter of Intent between BioGenesis
                                Enterprises, Inc. and Summit Technologies,
                                Inc., and April 27, 1998 Letter of Intent.

          23           -        Consent of Thomas J. Kenan, Esq. to the
                                reference to him as an attorney who has passed
                                upon certain information contained in the
                                Registration Statement.  (Superseded by
                                Exhibit 23.8.)

          23.1         -        Consent of Garner & Lawrence, LLP, independent
                                auditors of Summit Technologies, Inc.
                                (Superseded by Exhibit 23.9.)

          23.2         -        Consent of Hogan & Slovacek, independent
                                auditors of Summit Environmental Corporation,
                                Inc.  (Superseded by Exhibit 23.10.)

          23.3         -        Consent of B. Keith Parker to serve as a
                                director of Summit Environmental Corporation,
                                Inc. should the proposed Merger with Summit
                                Technologies, Inc. become effective.*

          23.4         -        Consent of Don Hendon to serve as a director
                                of Summit Environmental Corporation, Inc.
                                should the proposed Merger with Summit
                                Technologies, Inc. become effective.*

          23.5         -        Consent of Paula Parker to serve as a director
                                of Summit Environmental Corporation, Inc.
                                should the proposed Merger with Summit
                                Technologies, Inc. become effective.*

          23.6         -        Consent of Dean Haws to serve as a director of
                                Summit Environmental Corporation, Inc. should the proposed Merger with Summit Technologies, Inc. become effective.*

          23.7         -        Consent of Ty Bishop to serve as a director of
                                Summit Environmental Corporation, Inc. should the proposed Merger with Summit Technologies, Inc. become effective.*

          23.8         -        Consent of Thomas J. Kenan, Esq. to the
                                reference to him as an attorney who has passed upon certain information contained in the Registration Statement.**


          23.9         -        Consent of Garner & Lawrence, LLP, independent
                                auditors of Summit Technologies, Inc.(Superseded by Exhibit 23.12).



          23.10        -        Consent of Hogan & Slovacek, independent
                                auditors of Summit Environmental Corporation,
                                Inc. (Superseded by Exhibit 23.13).


          23.11        -        Consent of James J. Roach to serve as a
                                director of Summit Environmental Corporation,
                                Inc. should the proposed Merger with Summit
                                Technologies, Inc. become effective. **

          23.12        -        Consent of Garner & Lawrence, LLP, independent
                                auditors of Summit Technologies, Inc.
                                (Superseded by Exhibit 23.14).

          23.13        -        Consent of Hogan & Slovacek, independent
                                auditors of Summit Environmental Corporation,
                                Inc. (Superseded by Exhibit 23.15).

          23.14        -        Consent of Garner & Lawrence, LLP, independent
                                auditors of Summit Technologies, Inc.
                                (Superseded by Exhibit 23.16).

          23.15        -        Consent of Hogan & Slovacek, independent
                                auditors of Summit Environmental Corporation,
                                Inc. Technologies, Inc. (Superseded by
                                Exhibit 23.17).



          23.16        -        Consent of Garner & Lawrence, LLP, independent
                                auditors of Summit Technologies, Inc.

          23.17        -        Consent of Hogan & Slovacek, independent
                                auditors of Summit Environmental Corporation,
                                Inc.

          27           -        Financial Data Schedule (Superseded by
                                Exhibit 27.1).

          27.1         -        Financial Data Schedule.**

          *       Previously filed with Form SB-2; incorporated herein.
          ** Previously filed with Amendment No. 1 to Form SB-2; incorporated herein.

          UNDERTAKINGS.

          Summit Environmental Corporation, Inc. will:

                  1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                     (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                     (c) include any additional or changed material information on the plan of distribution.

                  2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  4. File a post-effective amendment to the registration statement to include any financial statements required by Regulation 210.3-19 under the Securities Act of 1933 at the start of a delayed offering or throughout a continuous offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of Summit Environmental Corporation, Inc. pursuant to the foregoing provisions, or otherwise, Summit Environmental Corporation, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Summit Environmental Corporation, Inc. of expenses incurred or paid by a director, officer or controlling person of Summit Environmental Corporation, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Summit Environmental Corporation, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          Summit Environmental Corporation, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.


Date:  November 3, 1998                  Summit Environmental Corporation, Inc.






                                        By  /s/ Albert L. Welsh
                                            --------------------------------
                                            Albert L. Welsh, president


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Date:  November 3, 1998                     /s/ Albert L. Welsh
                                            --------------------------------
                                            Albert L. Welsh, president, sole
                                            director, principal financial
                                            officer, and authorized
                                            representative of the Registrant

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

            COMBINED EXHIBIT INDEX (AMENDMENT NO. 5 TO SB-2 AND S-4)


Exhibit             Item
-------             ----

10.7        -    November 2, 1998 Amendment to April 27, 1998 Letter of Intent
                 between BioGenesis Enterprises, Inc. and Summit Technologies,
                 Inc., and April 27, 1998 Letter of Intent

23.16       -    Consent of Garner & Lawrence, LLP, independent auditors of
                 Summit Technologies, Inc.

23.17       -    Consent of Hogan & Slovacek, independent auditors of Summit
                 Environmental Corporation, Inc.